UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Quantum Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement

2024

A Message from our Chairman and CEO

Dear Quantum Shareholders,

I sincerely believe in being transparent, so I want to acknowledge that our fiscal year 2024 was not one that any of us expected. We didn’t plan to spend much of the year being off file with our financial statements, and thus unable to share the details and positive impacts of our concentrated work to bolster our balance sheet, improve our operating results, increase our execution efficiencies, and focus on our mission to deliver unique solutions for AI workflows and unstructured data across our customers’ entire data lifecycle.

Now that we have reported on our financial performance, I am truly excited to speak with you about Quantum’s deep capabilities to succeed in the AI era. Our end-to-end software and hardware platforms deploy AI solutions to tag, catalog, and index your data, making it easy to find, recall, and reuse. Thousands of customers rely on our solutions to leverage their unique data to fuel AI, inform decisions, innovate new products, and improve people’s lives.

Our award-winning Quantum MyriadTM all-flash file and object storage platform and ActiveScaleTM multi-tiered, extremely durable software and hardware solutions are well positioned to leverage vastly multiplying AI-driven data workflows and analysis. Our ScalarTM tape libraries continue to operate as backbone infrastructure for the world’s largest hyperscalers and public cloud providers. Our customers don’t just store data with our products, they entertain the world, build homes and communities, secure borders, and save lives. I couldn’t be prouder of what we have helped them achieve, and am awed by the possibilities of how we can help solve our customers’ toughest challenges as we move further into fiscal year 2025, and beyond.

I hope you can feel my enthusiasm for what lies ahead, and join me in it. I look forward to speaking with you in more detail soon.

Jamie

James J. Lerner President and Chief Executive Officer Chairman of the Board
© 2024 Quantum Corporation | | 3

Notice of Annual Meeting of Shareholders

June 20, 2024	August 15, 2024	8:30a.m. Pacific Time	http://www.viewproxy.com/QMCO/2024
Record Date	Annual Meeting Date	Annual Meeting Time	Virtual Meeting
(you must preregister in order to attend)

Quantum Corporation (Quantum or the Company) invites you to attend our 2024 annual meeting of shareholders (Annual Meeting) on Thursday, August 15, 2024, beginning promptly at 8:30a.m. Pacific Time. At the meeting, we will consider and vote on the following proposals:

Elect Directors	Approve Reverse Stock Split	Amend the 2023 Long-Term Incentive Plan	Non-Binding Advisory Vote on Executive Compensation	Ratify Grant Thornton LLP as Independent Auditors	Other Matters Properly Raised

Only shareholders of record at the close of business on June 20, 2024 (the Record Date), or their valid proxy holders, may vote at the meeting. Our Board of Directors (Board) recommends you vote “FOR” each of the nominees in Proposal 1, and “FOR” Proposals 2, 3, 4, and 5.

© 2024 Quantum Corporation | | 4

Important Notice Regarding the Availability of Proxy Materials

Our 2024 proxy statement, including more complete descriptions of proposals and Board candidates, is set forth on the following pages. This information is also available at http://www.viewproxy.com/QMCO/2024.

In order to increase efficiency and reduce the environmental impact of the proxy process, shareholders will not automatically receive paper copies of our proxy statement and annual report. We will instead send a Notice of Internet Availability (Notice) with instructions for accessing the proxy materials and voting online. The notice will also provide information about how shareholders may obtain paper copies of proxy materials if hard copies are preferred. Our Notice is first being mailed on or about July 2, 2024 to all shareholders entitled to vote at the Annual Meeting.

Quantum knows of no other matters to be submitted at the Annual Meeting. As Corporate Secretary, I must receive any shareholder proposals intended for consideration at the Annual Meeting within the timeframes, and including the required information, specified in our Bylaws and required by the rules of the Securities and Exchange Commission (SEC). If any other matters properly come before the Annual Meeting, the persons named in the form of proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors,

Brian E. Cabrera

Senior Vice President, Chief Administrative Officer, Chief Legal and Compliance Officer, and Corporate Secretary
July 2, 2024

© 2024 Quantum Corporation | | 5

Table of Contents

BOARD OF DIRECTORS AND COMMITTEES

Director Biographies	8
Board Meetings and Independence	18
Board Committees and Leadership Structure	19
Director Candidate Evaluation	23

CORPORATE GOVERNANCE
Ethics and Compliance	26
Environmental, Social, and Governance Oversight	27
Board Role in Risk Oversight and Board Evaluation	28
Stock Ownership Guidelines	29
Non-Employee Director Compensation	30

PROPOSALS
Proposal 1: Election of Directors	34
Proposal 2: Approval of Reverse Stock Split	35
Proposal 3: Amendment to the 2023 Long-Term Incentive Plan	45
Proposal 4: Non-Binding Advisory Vote on Executive Compensation	56
Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm	57
Other Proposals	59

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2024 Executive Compensation Highlights	61
Executive Compensation Philosophy and Competitive Positioning	62
Compensation Elements	64
Perquisites and Other Benefits	70
Executive Compensation Process and Decision Making	72
Compensation Governance Best Practices	73
Change of Control Severance Policy and Employment and Severance Agreements	76
Tax and Accounting Considerations and Risks Related to Compensation Policies and Practices	77

FISCAL 2024 COMPENSATION TABLES
Fiscal 2024 Summary Compensation Table	79
Fiscal 2024 Grants of Plan-Based Awards	80
Outstanding Equity Awards at Fiscal 2024 Year End	81
Fiscal 2023 Options Exercised and Stock Vested	84
Potential Payments upon Termination or Change of Control for Fiscal 2024	85
Equity Compensation Plan Information	87
CEO Pay Ratio and Security Ownership of Certain Beneficial Owners and Management	88
Pay Versus Performance	91

BOARD COMMITTEE REPORTS AND RELATED INFORMATION
Compensation Committee Report	96
Report of the Audit Committee of the Board of Directors	97
Independent Registered Public Accounting Firm	98
Related Party Transactions	99

INFORMATION CONCERNING SOLICITATION, VOTING, AND COMMUNICATION
General Information, Notice and Access, Record Date and Outstanding Shares, and Voting Procedures	102
Householding, Solicitation, and Communicating with the Company	105
Shareholder Proposals for Our 2025 Annual Meeting	106

EXHIBITS

A:	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	108
B:	2023 Long-Term Incentive Plan	110

PROXY CARD		119
© 2024 Quantum Corporation | | 6

© 2024 Quantum Corporation | | 7

Director Biographies

James J. Lerner President and Chief Executive Officer Chairman of the Board	Marc E. Rothman Chair, Audit Committee INDEPENDENT	Yue Zhou (Emily) White Board Member INDEPENDENT	Christopher D. Neumeyer Chair, Corporate Governance and Nominating Committee INDEPENDENT	Donald J. Jaworski Chair, Leadership and Compensation Committee INDEPENDENT	Hugues Meyrath Chair, Technology Advisory Committee INDEPENDENT	Todd W. Arden Board Member INDEPENDENT	John T. Tracy Board Member INDEPENDENT

The key roles for our Board include, but are not limited to:

•	Selecting and evaluating the Company’s Chief Executive Officer (CEO).

•	Reviewing and approving the CEO’s objectives and compensation.

•	Overseeing CEO succession planning.

•	Advising the CEO and management on the Company’s fundamental strategies and approving the annual operating plan.

•	Approving acquisitions, divestitures, important organizational changes, and other significant corporate actions.

Mr. Lerner currently presides as the Chairman of the Board and Mr. Rothman serves as Lead Independent Director.

For the April 1 – September 12, 2023 portion of the fiscal year ended March 31, 2024 (Fiscal 2024), Ms. Rebecca J. Jacoby served on the Board as the Chair of our Leadership and Compensation Committee. Ms. Jacoby did not stand for re-election at our 2023 shareholder meeting.

Each of our directors, excluding Marc E. Rothman, have been nominated for election at the Annual Meeting. Mr. Rothman does not have any disagreements with the Board or Quantum management team on any matter relating to the Company’s operations, policies, or practices. The Board expects to appoint a new Lead Independent Director and Audit Committee Chair following the Annual Meeting.

There are no familial relationships between any directors or executive officers of the Company.

© 2024 Quantum Corporation | | 8

Mr. Lerner has served as our President and Chief Executive Officer since July 2018. He was appointed to the Board at that time and named Chairman in August 2018.

Some of Quantum’s key accomplishments during Mr. Lerner’s tenure include:

●	Furthering its transition from one-time hardware sales to a recurring software revenue model;

●	Launching more than 20 new products, including Quantum MyriadTM, an all-flash file and object storage platform, and acquiring additional software and hardware features, products, and business that introduced incremental performance capabilities; and

●	Driving the Company’s opportunities and position in the AI market.

Mr. Lerner previously served in senior leadership positions at Pivot3 Inc., a smart infrastructure solutions company. He held the roles of Vice President and Chief Operating Officer from March 2017 to June 2018 and Chief Revenue Officer from November 2016 to March 2017. Prior to Pivot3, from March 2014 to August 2015, he served as President of Cloud Systems and Solutions at Seagate Technology Public Limited Company, a publicly-traded data storage company.

Before working at Seagate, Mr. Lerner served in various executive roles at Cisco Systems, Inc., a publicly-traded networking hardware and software manufacturing company, including as Senior Vice President and General Manager of the Cloud & Systems Management Technology Group. Prior to beginning his career as a technology company executive, he was a Senior Consultant at Andersen Consulting, a financial advisory and consulting firm.

From 2011 to 2022, Mr. Lerner served on the Board of Trustees (including serving as Chair) of Astia, a global not-for-profit organization built on a community of men and women dedicated to the success of women-led, high-growth ventures.

Mr. Lerner earned a Bachelor of Arts in Quantitative Economics and Decision Sciences from the University of California, San Diego.

We believe Mr. Lerner’s extensive history in our industry and unstructured data, his deep understanding of our business given his role as our Chief Executive Officer, and executive-level experience at several publicly-traded companies qualifies him to serve on our Board.

Mr. Lerner does not sit on any Board committees.

© 2024 Quantum Corporation | | 9

James J. Lerner
President and Chief Executive Officer
Age: 54

DIRECTOR
NOMINEE

Chair
Board of Directors

Ms. White was elected to our Board in September 2021.

She has served as Vice President of Enterprise Data and Analytics at NIKE, Inc., a public company that manufactures and sells athletic apparel, since April 2020. Prior to NIKE, from February 2017 to April 2020, Ms. White served as Vice President of Enterprise Data Engineering at Synchrony Financial, a publicly-traded consumer financial services company.

Ms. White previously held multiple positions at General Electric entities. From November 2013 to June 2015, she served as Data Science Director and Global Commercial IT Director at General Electric Healthcare, a company that manufactures and distributes medical imaging modalities. From May 2007 to October 2013, she was Global Enterprise Resource Director and Senior Global Business Intelligence Program Manager for General Electric Transportation, a company that manufactures equipment for energy generation industries.

Ms. White’s education includes a:

●	Bachelor of Science degree in Accounting and Finance from Shengyang Polytechnic University;

●	Master of Business Administration degree from Huron University;

●	Master of Applied Mathematics degree in Computer Science at the University of Central Oklahoma; and

●	Certificate in Health Economics & Outcomes Research from the University of Washington.

We believe Ms. White’s extensive senior management experience, particularly in data science and analytics, brings valuable perspective to our Board and to the oversight of these functions within Quantum.

© 2024 Quantum Corporation | | 10

Yue Zhou (Emily) White
Age: 52

INDEPENDENT
DIRECTOR
NOMINEE

Member
Corporate Governance and Nominating Committee

Mr. Neumeyer was elected to our Board in August 2022 and previously served as a non-voting Board observer since 2016.

He is an executive vice president and portfolio manager at Pacific Investment Management Company, LLC (PIMCO), a global investment management firm that provides investment solutions to companies, educational institutions, foundations, and endowments across the world. Since joining PIMCO in January 2010, Mr. Neumeyer has held multiple roles and is currently responsible for identifying, originating, and structuring corporate investments across the capital structure in a variety of industries for various PIMCO-managed investment funds.

Mr. Neumeyer’s previous experience includes:

●	Various positions at The Blackstone Group, a leading global investment business from April 2004 to May 2009.

●	Work in the investment banking division of Credit Suisse First Boston, a global investment bank, from July 2002 to April 2004.

Mr. Neumeyer earned a Bachelor of Science degree in business from Indiana University and is a CFA® charterholder.

We believe Mr. Neumeyer is qualified to serve on the Board due to his financial expertise. In addition, we have found that his ability to convey shareholder interests to boards and management teams brings valuable shareholder perspectives to our Board oversight and decision-making processes.

© 2024 Quantum Corporation | | 11

Christopher D. Neumeyer
Age: 43

INDEPENDENT
DIRECTOR
NOMINEE

Chair
Corporate Governance and Nominating Committee

Member
Leadership and Compensation Committee

Mr. Jaworski was appointed to our Board in November 2022.

Mr. Jaworski is President and Chief Operating Officer of Lacuna Technologies, Inc., a leader in software that helps municipalities to operationalize digital infrastructure and manage transportation, since March 2021. Mr. Jaworski leads execution and is focused on delivering value to Lacuna’s customers. Prior to joining Lacuna, from January 2015 to March 2020, he was CEO of SwiftStack, Inc., an open-source cloud data management company focused on large scale data applications, which was acquired by NVIDIA Corporation, a publicly-traded multinational technology company, in March 2020.

Mr. Jaworski previously served as:

●	Senior Vice President and General Manager of the core platform business at NetApp, Inc. from August 2010 through January 2012, where the team focused on the transition to scale-out systems.

●	Senior Vice President Product at Brocade Communications Systems, Inc.

●	General Manager of the Enterprise Security business unit at Nokia Corporation.

In addition, Mr. Jaworski’s early career included management positions at Sun Microsystems, Inc. and Amdahl Corporation. He has been an advisor and board member for a number of early-stage companies.

Mr. Jaworski received a B.S. in Computer Science from Bowling Green State University and an MBA from Santa Clara University.

We believe Mr. Jaworski brings strength to our Board through his broad and deep technology and product development and marketing experience.

© 2024 Quantum Corporation | | 12

Donald J. Jaworski
Age: 65

INDEPENDENT
DIRECTOR
NOMINEE

Chair
Leadership and Compensation Committee

Member
Audit Committee
Technology Advisory Committee

Mr. Meyrath was appointed to our Board in November 2022.

Mr. Meyrath has developed an extensive background in various leadership roles at global technology companies, most notably in the networking and data storage segments. Most recently, from January 2017 to December 2021, he served as Chief Product Officer of ServiceChannel Holdings Inc., a provider of SaaS-based multi-site solutions, which was acquired by Fortive Corporation, a publicly-traded provider of connected workflow solutions, in 2021.

From January 2014 to January 2017, Mr. Meyrath was Vice President at Dell Technologies Capital, a venture capital arm of Dell Technologies that invests in enterprise and cloud infrastructure, where he was responsible for driving venture funding, mergers and acquisitions, and other advisory roles for a diverse set of portfolio companies. He also held the role of Vice President of Product Management and Business Development for Dell EMC’s Backup and Recovery Services, which offers data protection and business continuity products.

Mr. Meyrath’s experience also includes executive roles at:

●	Juniper Networks, Inc.

●	Brocade Communications Systems, Inc.

●	Strategic Business Systems, Inc.

He was previously a Quantum employee from January 2002 to September 2003.

We believe Mr. Meyrath’s extensive work in product portfolio and technology development, and in particular his experience with data storage technologies, provides valuable experience and perspective to our Board.

© 2024 Quantum Corporation | | 13

Hugues Meyrath
Age: 54

INDEPENDENT
DIRECTOR
NOMINEE

Chair
Technology Advisory Committee

Member
Audit Committee

Todd W. Arden was appointed to our Board in June 2024.

Mr. Arden brings a long-term foundation in capital management and private equity business development. Most recently, he held the Senior Managing Director and Co-Chief Credit Officer position at Black Diamond Capital Management LLC, an alternative asset management firm, from January 2016 until March 2020.

From October 2012 to November 2014, Mr. Arden served as Chief Investment Officer – Octagon Credit Opportunities at CCMP Capital Advisors, LP, an American private equity investment firm. He was previously a Managing Director at TPG Angelo Gordon (formerly Angelo Gordon & Co. LP), a global alternative investment manager from March 2000 to June 2012. Prior to that, he held roles as:

●	Senior Research Analyst at AIG Global Investment Corporation.

●	Senior Equity Analyst at Troubh Partners LP.

●	Manager in the Financial Consulting Services practice at Arthur Anderson & Co., New York.

Mr. Arden received a Bachelor of Arts degree in Economics from Northwestern University and a Masters in Business Administration from Columbia University’s Graduate School of Business. He is a Chartered Financial Analyst.

We believe Mr. Arden’s expertise in capital structures and debt management brings important experience to our Board. Mr. Arden does not sit on any Board committees.

© 2024 Quantum Corporation | | 14

Todd W. Arden
Age: 57

INDEPENDENT
DIRECTOR
NOMINEE

We appointed John R. Tracy to our Board in June 2024.

Mr. Tracy has an extensive background in public company financial planning and operations. Most recently, he served as Executive Vice President and Chief Financial Officer at Verifone Systems, Inc., a payment system company, from February 2019 until April 2024. Prior to that, from November 2017 to November 2019, Mr. Tracy served as Senior Director at Pine Hill Group, an accounting and transaction advisory firm.

From July 2015 to October 2016, Mr. Tracy held the position of Senior Vice President of Finance for TiVo Inc. (formerly Rovi), a streaming entertainment content delivery service. Prior to that, he was Vice President of Finance and Chief Financial Officer for TE Connectivity Inc., a publicly-traded electronics connector and sensor manufacturer, from June 2013 to June 2015. He also served as Vice President and Corporate Controller at ConvaTec, a publicly-traded medical products and technology company, from October 2012 to June 2013.

Mr. Tracy also held various senior finance roles at Motorola Inc. and its subsidiaries.

Mr. Tracy received a Bachelor of Science degree in Accounting from Rider University and a Masters of Science in Taxation from Fairleigh Dickinson University.

We believe Mr. Tracy’s financial expertise, including his experience as a public company chief financial officer, makes him a valuable member of our Board.

© 2024 Quantum Corporation | | 15

John R. Tracy
Age: 59

INDEPENDENT
DIRECTOR
NOMINEE

Member
Audit Committee

Marc E. Rothman has served as a member of our Board since May 2017.

He has been Senior Vice President and Chief Financial Officer at BMC Software, Inc. (BMC), a company that develops, delivers, and services IT operations management software, since October 2020.

Before joining BMC, Mr. Rothman served as Executive Vice President and Chief Financial Officer of Verifone Systems, Inc., a multinational company providing technology for electronic payment transactions from 2013 to July 2020. Prior to Verifone, Mr. Rothman served in various capacities, including as Senior Vice President and Chief Financial Officer at Motorola Mobility, Inc., a consumer electronics and telecommunications company, from 2000 to 2012.

From 1995 to 2000, Mr. Rothman served in multiple leadership finance roles at General Instrument Corporation, which developed integrated and interactive broadband access solutions, including as Vice President and Corporate Controller.

From 1987 through 1995, he was with Deloitte & Touche LLP, a professional services company.

Mr. Rothman graduated with a bachelor’s degree in Business from Stockton University (formerly Richard Stockton College) with Distinction and is a Certified Public Accountant in California (inactive).

We believe that Mr. Rothman possesses specific attributes that qualify him to serve as a member of the Board, including his executive leadership experience and deep financial expertise in:

●	Corporate finance, accounting, and treasury;

●	Restructuring, mergers, and acquisitions; and

●	Capital markets.

© 2024 Quantum Corporation | | 16

Marc E. Rothman
Age: 59

INDEPENDENT

Lead Independent Director

Chair
Audit Committee

Member
Corporate Governance and Nominating Committee
Leadership and Compensation Committee

Board Diversity Matrix as of July 2, 2024 Total Number of Directors 8 Female Male Non-Binary Did Not Disclose Gender Part I: Gender Identity Directors 1 7 - - Part II: Demographic Background African American or Black - - - - Alaskan Native or Native American - - - - Asian 1 - - - Hispanic or Latin - - - - Native Hawaiian or Pacific Islander - - - - White - 7 - - Two or More Races or Ethnicities - - - - LGBTQ+ - Did Not Disclose Demographic Background -

© 2024 Quantum Corporation | | 17

Board Meetings and Independence

Board Meeting Attendance

The Board met a total of 19 times in Fiscal 2024. All Board members during Fiscal 2024 attended at least 75% of the Board and Committee meetings for which they were eligible to attend, which is the expectation outlined in our Corporate Governance Principles. Each of the directors nominated for election at our 2023 annual meeting of shareholders attended that meeting.

Director Independence

The Board has determined that all current members other than Mr. Lerner are independent directors as defined under the rules of the Nasdaq Stock Market LLC (Nasdaq). In addition to the listing standards and the SEC’s independence requirements, we are subject to additional independence criteria as defined in the April 2019 Stipulation of Settlement we executed upon settlement of the In re Quantum Corp. Derivative Litigation shareholder derivative action.

This additional independence criteria requires that independent directors:

•	Have not received, during the current calendar year or any of the three immediately preceding calendar years, direct or indirect remuneration (other than de minimis remuneration less than $5,000) resulting from service as our significant supplier or customer, or as an advisor, consultant, or legal counsel to Quantum or a member of our senior management team; and

•	Are not employed by a private or public company at which any of our executive officers serves as a director.

We also exceed Nasdaq listing standards by requiring approximately 75% of our Board to be comprised of independent directors.

Our independent directors meet in executive session, without employee directors, at least as often as each regularly scheduled quarterly Board meeting. The independent directors are also empowered to request reporting from any employee during the executive session, including audit and compliance personnel.

Leadership Structure

Quantum’s Board is committed to strong, independent Board leadership and oversight of management’s performance. The Board believes it should determine whether the CEO should also serve as Board Chair. The Board determines the Chair assignment, from time to time and in its business judgment after considering relevant factors, including Quantum’s needs and our shareholders’ best interests. Following a thorough evaluation, the Board has determined that Mr. Lerner should continue to serve as both Chairman and CEO. The Board believes this structure promotes aligning strategic development and execution, effectively implementing strategic initiatives, and exercising accountability for the Company’s performance. The Chair focuses on effectively leading and managing the Board. The Board has appointed a Lead Independent Director to help provide robust, independent Board leadership. The roles and responsibilities of the Chair and Lead Independent Director are described in more detail in our Corporate Governance Principles available on the investor relations section of our website at www.investors.quantum.com.

© 2024 Quantum Corporation | | 18

Board Committees and Leadership Structure

Board Demographics and Committees

Key demographics for our current Board members are:

Independent Committee Chairs (100%)	Independent Directors(87.5%)	Female or Ethnically Diverse Directors(12.5%)

	2.2	55

Aggregate Meeting Attendance (96%)	Average Tenure (Years)	Average Age (Years)

© 2024 Quantum Corporation | | 19

Board Committee Composition Independent Audit Committee Leadership and Compensation Committee Corporate Governance and Nominating Committee Technology Advisory Committee Key Expertise Mr. Lerner Video and unstructured data Mr. Rothman Corporate finance and accounting Ms. White Data analytics and technology infrastructures Mr. Neumeyer Capital structures and financing Mr. Jaworski Technology and product development Mr. Meyrath Technology and product development Mr. Arden Capital structure and debt management Mr. Tracy Corporate finance and accounting

© 2024 Quantum Corporation | | 20

[1]Each of our standing committees is governed by a written charter, available on the investor relations section of our website at www.investors.quantum.com.

Copies of the charters may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.

Board Committee Responsibilities1 Audit Committee Leadership and Compensation Committee Corporate Governance and Nominating Committee Technology Advisory Committee • Held 9 meetings in Fiscal 2024. • Held 4 meetings in Fiscal 2024. • Held 4 meetings in Fiscal 2024. • Held 3 formal meetings in Fiscal 2024, plus informal working meetings generally held biweekly. • All members are financially literate and Mr. Rothman and Mr. Tracy each qualify as an “audit committee financial expert” per Nasdaq and SEC requirements. • Reviews and approves compensation philosophy, strategy, and practices. • Identifies and recommends director nominees and considers shareholder nominees to the Board. • Advises on the Company’s technology development plans. • Prepares Audit Committee report. • Reviews and approves executive compensation for all executive officers other than the CEO and recommends CEO and non-employee director compensation decisions to the Board. • Develops corporate governance principles and assesses Board effectiveness. • Assesses quality and development of product direction, investment, and roadmaps. • Appoints and approves independent registered public accounting firm, and meets with the firm without management present. • Reviews strategy and practices relating to the attraction, retention, development, performance, and succession planning of Quantum’s leadership team. • Advises Board on corporate governance matters, including Board and committee composition, roles, and procedures. • Reviews capabilities of Quantum’s research and development resources. • Assists Board with oversight of: • Develops guidelines for establishing and adjusting compensation of all non-executive vice presidents. • Recommends a Chair of the Board and Lead Independent Director as well as CEO succession planning. • Financial statement integrity and compliance with legal and regulatory requirements. • Assists Board with oversight of human capital management strategy. • Reviews potential conflicts of interest. • Internal accounting, financial reporting, and internal audit processes and controls adequacy. • Oversees Chief Compliance Officer and Quantum’s code of conduct. • Policies and processes for risk assessment and management, including cyber security risks. • Provides direction and guidance on environmental, social, and governance strategy.

© 2024 Quantum Corporation | | 21

CHAIR RESPONSIBILITIES

•     Planning and organizing Board activities, including meeting agendas, frequency, content, and conduct.

•     Ensuring, along with the Corporate Governance and Nominating Committee, that the Board’s work processes effectively enable the Board to exercise oversight and due diligence in fulfilling its mandate, including for the oversight of Company strategy and risk.

•     Promoting effective communication among directors between Board meetings.

•     Working with committee chairs to ensure committees perform effectively and apprise the Board of actions taken.

•     Ensuring that the Board’s action items are tracked and appropriately resolved.

•     Encouraging an environment that facilitates all directors expressing their views on key Board matters.

LEAD INDEPENDENT DIRECTOR RESPONSIBILITIES

•     Presiding at any Board meeting the Chair does not attend, including executive sessions of only independent directors.

•     Calling meetings of non-management directors and providing appropriate executive session feedback to the CEO and management.

•     Serving as a liaison and facilitator between the independent directors and CEO.

•     Advising the Chair regarding Board meeting agendas, frequency, content, and conduct.

•     Collaborating with Board committees, including the Corporate Governance and Nominating Committee, on appointing members and chairs.

© 2024 Quantum Corporation | | 22

Director Candidate Evaluation

The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, recruiting, and recommending qualified director candidates to our Board. The Board nominates directors for election at each annual shareholder meeting and appoints new Board members at other times determined to be appropriate. Directors are not permitted to serve on the Board for more than ten years.

General and Specific Considerations

The Board’s evaluation process will generally consider a candidate’s:

•	Independence.

•	High integrity and character.

•	Qualifications that will increase Board effectiveness.

•	Diverse personal characteristics, thinking, and backgrounds.

•	Other requirements as may be set forth by applicable rules, such as financial expertise for audit committee members.

The Board will also more specifically weigh:

•	Its current size, composition, and performance and oversight requirements.

•	Previous experience serving on public company boards or senior management teams.

•	Independence determinations under all applicable rules, including Nasdaq and SEC.
•	Whether the candidate possesses knowledge, experience, skills, and diversity to enhance the Board’s ability to manage and direct the Company’s affairs and business.

•	Key personal characteristics including strategic thinking, objectivity, independent judgment, integrity, intellect, and the courage to speak out and actively participate in meetings.

•	Knowledge of and familiarity with information technology.

•	The absence of conflicts of interest with Quantum’s business.

•	A willingness to devote significant time in effectively carrying out duties and responsibilities, including committing to attend at least six Board meetings per year, sit on at least one committee, and serve on the Board for an extended period of time.

•	Other factors the Corporate Governance and Nominating Committee may consider appropriate.

Identifying and Evaluating Director Nominees

The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate potential director nominees:

•	Regularly reviewing the Board’s size, composition, and collective performance, in addition to individual member performance and qualifications.

•	Determining whether to retain or terminate any third-party search firm used to identify director candidates, including approving the fees paid.

© 2024 Quantum Corporation | | 23

•	Reviewing qualifications of any properly identified, recommended, or nominated candidate. The committee’s review, in its discretion, may consider only the information provided to it or include discussions with third parties familiar with the candidate, candidate interviews, or other actions the committee deems proper.

•	Evaluating each candidate according to the General and Specific Considerations previously outlined.

•	Recommending a slate of director nominees to be approved by the Board.

•	Endeavoring to promptly notify director candidates of its decision regarding whether to nominate a candidate for Board election.

The Board has not historically maintained a formal diversity policy for its members. However, in evaluating the Board’s composition, the Board and Corporate Governance and Nominating Committee consider diversity of:

Knowledge	Culture	Race	Gender	Age

The Board believes that directors with a diverse range of perspectives, skills, and experiences enable it to more effectively oversee all aspects of Quantum’s business. The Board considers underrepresented populations when seeking candidates for future nomination to the Board, and seeks to include women and members of underrepresented groups in each nominee candidate pool.

Shareholder Recommendations

The Corporate Governance and Nominating Committee’s policy is to consider shareholder recommendations for Board candidates. A shareholder must submit a written recommendation for a Board candidate to the attention of Quantum Corporation, Attn: Corporate Secretary, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Submissions must include:

•	Candidate name and contact information.

•	Detailed biographical data and relevant qualifications, including references.

•	Descriptions of any relationships between the candidate and Quantum.

•	The shareholder’s statement in support of the candidate.

•	The candidate’s written indication of his or her willingness to serve if elected.

•	Other nominee information that our Bylaws and applicable SEC regulations require to be disclosed.

Shareholder Nominees

Shareholders may also nominate director candidates for election to the Board. A shareholder that desires to nominate a candidate directly for election must meet the deadlines and other requirements set forth in our Bylaws1 and SEC rules and regulations (see Shareholder Proposals for Our 2025 Annual Meeting for more information).

The Corporate Governance and Nominating Committee may require any prospective nominee to furnish other information it reasonably desires to determine the nominee’s independence or eligibility to serve as a director.

[1]Our Bylaws are available on the investor relations section of our website at www.investors.quantum.com and as an exhibit to our annual report on Form 10-K.

© 2024 Quantum Corporation | | 24

© 2024 Quantum Corporation | | 25

Ethics and Compliance

We conduct business ethically, honestly, and in compliance with all applicable laws and regulations. Our path through complex AI and unstructured data environments presents new opportunities and as well as new challenges. Our code of conduct is meant to help us successfully navigate this new landscape by enabling effective business processes, relationships, and solutions.

The code applies to anyone conducting business on behalf of Quantum or its subsidiaries, including all directors, officers, and employees, and defines expectations in each of the following key areas:

The Board most recently revised the code in February 2024, and it was distributed to all employees in both English and local languages the following month.

We maintain an internal ethics committee comprised of leaders from our finance, internal audit, human resources, and legal teams. The committee supports the Chief Administrative Officer’s oversight of our compliance program and provides appropriate assistance in reviewing, investigating, and responding to reported concerns. We have also implemented a whistleblower policy and encourage reporting of ethics and compliance concerns, including by providing a confidential and anonymous third-party reporting hotline.

Concerns that may relate to material accounting or auditing matters are communicated promptly to our Audit Committee.

Waivers of the code’s applicability to a Quantum director or executive officer may only be granted by our Board or its committees and must be timely disclosed as required by applicable law.

The code of conduct is available on the investor relations section of our website at www.investors.quantum.com. Copies of the code may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.

© 2024 Quantum Corporation | | 26

Environmental, Social, and Governance Oversight

Our environmental, social, and governance (ESG) sustainability philosophy is deeply ingrained in our core values. We view environmental stewardship as an essential component of our long-term business strategy but recognize that the path to environmental excellence is continuous and evolving. We are committed to adapting, innovating, and leading in this vital endeavor, fully cognizant that our actions today will shape the world of tomorrow.

To that end, in Fiscal 2024 we invested significant time and resources in improving our carbon footprint data, including by calculating product-specific footprints and estimating employee commute impacts. Our Carbon Disclosure Project score continued to keep pace with worldwide and industry-specific benchmarks.

The Corporate Governance and Nominating Committee oversees our ESG initiatives and policies, including communicating with stakeholders. Integral in that is our human capital management strategy, which includes:

Recruiting	Retention	Career Development	Performance Management	Rewards and Recognition	Succession Planning

We also conducted a culture survey in Fiscal 2024, finding that respondents generally have strong relationships with their managers, which they value and find to be one of the best aspects of working at Quantum.

[1]Calculations assume 1 unit in service for 12 hours per day over a 5-year life span, in a controlled environment. Actual user results may vary.

© 2024 Quantum Corporation | | 27

Board Role in Risk Oversight and Board Evaluation

Quantum faces a wide spectrum of financial, strategic, operational, and regulatory risks. The Audit Committee is primarily responsible for overseeing the Company’s management of those risks and providing appropriate updates to the Board. The Audit Committee guides our risk identification, assessment, and management policies and procedures, including discussions of our major risk exposures, associated risk mitigation activities, and risk management practices implemented throughout the Company. It also actively monitors the Company’s product and information technology cybersecurity risks and mitigation procedures.

The Board’s other committees also oversee risks associated with their respective areas of responsibility, including:

•	The Leadership and Compensation Committee’s review of compensation practices risks.

•	The Corporate Governance and Nominating Committee’s guidance regarding compliance risks.

The committees update the Board regarding their risk oversight practices through regular reporting and discussion.

While the Board is responsible for risk oversight, risk management accountability lies with our management team. Quantum’s enterprise risk management practices and formal risk assessments are led by our internal audit team, which periodically reports status to the Audit Committee or Board, where appropriate. Our functional teams apply other appropriate risk assessment and mitigation techniques, with the relevant management representatives updating the Board as needed.

Our Board, committees, and individual directors perform annual self-evaluations in accordance with our corporate governance principles. The evaluations ensure our Board is strategic, productive, and effective, and contributes to long-term shareholder value. As part of the evaluation process, the Board, Mr. Lerner, and Mr. Cabrera hold ongoing discussions regarding Board and committee composition, effectiveness, and decision-making, as well as individual director performance.

© 2024 Quantum Corporation | | 28

Stock Ownership Guidelines

We annually review our stock ownership guidelines for our CEO, directors, and other officers. We compare our guidelines with those of peer group companies and consider ISS ownership governance best practices. Our Board believes that best aligning with shareholder interests requires our directors to hold common stock amounts on the larger end of our peer group and the ISS guidelines.

In Fiscal 2024, our Board determined it would continue the following stock ownership guidelines, which were last increased in 2020:

Directors	CEO	CFO
5x Annual Retainer	3x Annual Base Salary	2x Annual Base Salary

Our policy does not include vested and unvested outstanding stock options, unvested restricted stock and restricted stock units, and unearned performance stock and performance stock units in share ownership. Eligible stock ownership includes the following elements:

•	Shares purchased on the open market or through the 2022 rights offering.

•	Shares acquired by exercising stock options or under our Employee Stock Purchase Plan.

•	Vested restricted stock and restricted stock units.

•	Stock beneficially owned in a trust.

•	Stock held by a spouse or minor children.

Compliance with our stock ownership guidelines is due on the later of five years from:

•	The date an individual first became eligible for our stock ownership guidelines; or

•	February 4, 2020.

If the dollar value of required holdings increases due to base salary or director cash compensation increases, stock ownership must also be increased within five years. We measure compliance with these guidelines at the end of each fiscal year. At the end of Fiscal 2024, all included positions were on track to meet their stock ownership guidelines.

© 2024 Quantum Corporation | | 29

Non-Employee Director Compensation

The Board and Leadership and Compensation Committee (Committee) determine the amount and form of non-employee director compensation. Management provides information and recommendations regarding competitive market practices, target compensation levels, and compensation program design. The Committee also retains an independent compensation consultant to provide analysis and advice regarding:

•	Specific compensation recommendations.

•	The market competitiveness of our compensation program, including current compensation trends and developments.

•	Benchmarking against peer group and technology industry practices.

While the Committee carefully considers the information and recommendations it receives, the Board maintains ultimate authority for decisions relating to non-employee director compensation. Mr. Lerner is the only Quantum employee on the Board and receives no additional compensation for his Board service.

The Committee generally conducts a comprehensive periodic review of the Company’s compensation program, most recently in Fiscal 2023. Quantum engaged Compensia as its independent compensation consultant to complete an independent review, which compared the Company’s compensation program, design, and practices to those of our peer group. Our current non-employee director compensation program elements are listed in the chart to the right.

In Fiscal 2024, given the Company’s listing price and potential dilution impacts, the Board voted to delay its refresh equity grant. As a result, no Board members other than Mr. Lerner received equity grants in Fiscal 2024. Board members did not receive any incremental cash compensation to offset the delayed equity grant.

Compensation Element Annual Value Frequency Director Retainer $50,000 25% per quarter Lead Independent Director Retainer $25,000 25% per quarter Committee Chair Fees • Audit Committee • Leadership & Compensation Committee • Corporate Governance & Nominating Committee • Technology Advisory Committee • $25,000 • $17,500 • $15,000 • $15,000 25% per quarter Committee Member Fees • Audit Committee • Leadership & Compensation Committee • Corporate Governance & Nominating Committee • Technology Advisory Committee • $12,500 • $10,000 • $7,500 • $7,500 25% per quarter Non-Employee Board Chair Retainer $40,000 25% per quarter New Director Equity Grant $125,000 Pro-rated with 100% vesting at next annual meeting Director Refresh Equity Grant $125,000 100% vesting at earlier of next annual meeting or one year

© 2024 Quantum Corporation | | 30

We have executed change of control agreements with each of our non-employee directors other than Mr. Arden. The agreements provide for automatic accelerated vesting of equity-based awards if the director’s service with the Company ends within 12 months following a change of control (other than for termination due to death or disability).

We allow our non-employee directors to defer some or all of their cash fees, which defers federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes Quantum’s common stock. The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. During Fiscal 2024, no non-employee directors elected to participate in the deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

Mr. Jaworski, Mr. Neumeyer, and Mr. Rothman currently comprise the Leadership and Compensation Committee of our Board of Directors. None is currently, nor has been at any time since Quantum was formed, an officer or employee of the Company or any of its subsidiaries. Likewise, no Committee member has entered into any transactions in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any Board or Committee members and any other company’s board or compensation committee members, nor have they previously existed.

Fiscal 2024 Non-Employee Director Compensation Tables The following tables detail the Fiscal 2024 annual cash retainers, applicable committee service fees, and applicable Chair retainers paid to our directors. We do not pay meeting fees to our Board members. Name Fees Earned or Paid in Cash1 Stock Awards2 All Other Compensation Total Jacoby, Rebecca J.3 $36,223 - - $36,223 Jaworski, Donald J. $81,840 - - $81,840 Meyrath, Hugues $77,500 - - $77,500 Neumeyer, Christopher D.4 - - - - Rothman, Marc E. $112,972 - - $112,972 White, Yue Zhou (Emily) $58,632 - - $58,632 1Amounts reflect compensation earned by each director during Fiscal 2024 and include the amounts in the next table. 2In Fiscal 2024, given the Company’s listing price, the Board voted to delay its refresh equity grant. As a result, no Board members other than Mr. Lerner received equity grants in Fiscal 2024. 3Ms. Jacoby did not stand for re-election at Quantum’s 2023 annual meeting of shareholders and her term ended immediately prior to the start of the 2023 annual meeting on September 12, 2023. 4Mr. Neumeyer does not receive cash or equity compensation from Quantum for his Board service.

© 2024 Quantum Corporation | | 31

Name Board Retainer Lead Independent Director Retainer Committee Membership Retainer Committee Chair Retainer Total Fees Paid in Cash Jacoby, Rebecca J. $22,639 - $5,660 $7,924 $36,223 Jaworski, Donald J. $50,000 - $22,264 $9,576 $81,840 Meyrath, Hugues $50,000 - $12,500 $15,000 $77,500 Neumeyer, Christopher D. - - - - - Rothman, Marc E. $50,000 $25,000 $12,972 $25,000 $112,972 White, Yue Zhou (Emily) $50,000 - $8,632 - $58,632 Because no new non-employee director equity grants were awarded in Fiscal 2024, none held any outstanding or unvested equity awards as of March 31, 2024. Name Stock Awards Outstanding Options Outstanding Total Equity Awards Outstanding Jacoby, Rebecca J. - - - Jaworski, Donald J. - - - Meyrath, Hugues - - - Neumeyer, Christopher D. - - - Rothman, Marc E. - - - White, Yue Zhou (Emily) - - -

© 2024 Quantum Corporation | | 32

Proposals

© 2024 Quantum Corporation | | 33

Proposal 1

Election of Directors

Quantum has nominated seven directors to be elected to the Board at the Annual Meeting, to serve until the 2025 annual meeting or until their successors are duly qualified and elected. The Corporate Governance and Nominating Committee recommended all nominees and the Board nominated all for election.

The nominees are:

James J. Lerner	Yue Zhou (Emily) White	Christopher D. Neumeyer

Donald J. Jaworski	Hugues Meyrath	Todd W. Arden	John R. Tracy

Required Vote

This is an uncontested election requiring a majority of votes cast. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. Abstentions will not be counted for or against a nominee. If a director nominee does not receive a majority of votes cast, he or she will not be elected. See Information Concerning Solicitation, Voting, and Communication for more information about majority voting.

Each shareholder voting on Proposal 1 may cumulate their votes as described in Information Concerning Solicitation, Voting, and Communication.

© 2024 Quantum Corporation | | 34

Proposal 2

Approval of Reverse Stock Split

The Board has adopted and recommends that shareholders approve an amendment (the Amendment) to the Company’s amended and restated certificate of incorporation (the Restated Certificate) to effect a reverse stock split of our common stock by combining issued shares of common stock into a lesser number of issued shares of common stock at a ratio ranging from 1 share-for-5 shares up to a ratio of 1 share-for-20 shares, with the exact ratio to be selected by the Board and set forth in a public announcement (the Reverse Stock Split). If the Amendment is approved by shareholders, the Reverse Stock Split may be effected at any time prior to August 15, 2025. The Board may alternatively elect, in its sole discretion, to abandon such proposed Amendment and not effect the Reverse Stock Split authorized by shareholders. Upon the effectiveness of the Amendment effecting the Reverse Stock Split, the issued shares of our common stock will be combined into a lesser number of shares such that one share of our common stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act.

The form of the proposed certificate of amendment to the Company’s Restated Certificate to effect the Reverse Stock Split is attached hereto as Exhibit A (the Certificate of Amendment). The Certificate of Amendment that will be filed to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Board, within the range approved by our shareholders. If Proposal 2 is approved by our shareholders and the Board elects to effect the Reverse Stock Split, the Certificate of Amendment may be filed with the Secretary of State of the State of Delaware at any time prior to August 15, 2025, and the Reverse Stock Split and will become effective upon such filing or on the effective date and time specified in the Certificate of Amendment (the Effective Time).

If the Proposal 2 is approved by our shareholders, the board of directors would have the sole discretion to effect the Reverse Stock Split at any time prior to August 15, 2025, and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 1-for-5 and not more than 1-for-20. We believe that enabling our board of directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the split in a manner designed to maximize the anticipated benefits to the Company and our shareholders, as described below. The determination of the ratio of the Reverse Stock Split will be based on a number of factors, described further below under Criteria to be Used for Decision to Apply the Reverse Stock Split.

Reverse Stock Split

The primary purpose for effecting the Reverse Stock Split is to increase the per share trading price of our common stock so as to:

•	maintain the listing of our common stock on the Nasdaq Global Market and avoid a delisting of our common stock from Nasdaq in the future on the basis of the Minimum Bid Price Requirement (as defined below); and

•	broaden the pool of investors that may be interested in investing in the Company by attracting new investors who are prohibited from or prefer not to invest in shares that trade at lower share prices.
© 2024 Quantum Corporation | | 35

While the number of authorized shares of our common stock will not change as a result of the Reverse Stock Split, it will cause the number of issued and outstanding shares of our common stock to be reduced in accordance with the selected exchange ratio and will therefore have the effect of increasing the authorized common stock available for future issuance.

In evaluating the Reverse Stock Split, the Board has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include:

•	Negative perceptions of reverse stock splits held by many shareholders, investors, analysts and other stock market participants;

•	Reduced number of shares of common stock potentially adversely affecting the liquidity of our common stock;

•	A decrease in our market capitalization following implementation of a reverse stock split (recognized based on the experience of other companies that have effective reverse stock splits); and

•	The fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels.

In recommending approval of the Reverse Stock Split, the Board determined that these potential negative factors were significantly outweighed by the potential benefits.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If the stockholders approve the Reverse Stock Split, the Board will be authorized to proceed with the Reverse Stock Split, although it may determine not to effect a Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-5 to 1-for-20 range, would be determined by the Board and set forth in a public announcement. In determining whether to proceed with the Reverse Stock Split and setting the ratio for it, the Board expects to consider, among other things, factors such as:

•	Nasdaq’s minimum price per share requirements;

•	The historical trading prices and trading volume of our common stock;

•	The expected stability of the per share price of our common stock following the Reverse Stock Split;

•	The number of shares of our common stock that would be outstanding following the Reverse Stock Split;

•	The then-prevailing and expected trading prices and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	Our market capitalization before and after the Reverse Stock Split;

•	The anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	Prevailing general market and economic conditions.

We believe that granting our board of directors the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions.

© 2024 Quantum Corporation | | 36

Reasons for the Reverse Stock Split

The Board is seeking authority to effect the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the price criteria for continued listing on Nasdaq. Our common stock is publicly traded and listed on Nasdaq under the symbol “QMCO.” The Board believes that, in addition to increasing the price of our common stock to meet the price criteria for continued listing on Nasdaq, the Reverse Stock Split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our shareholders’ best interests.

On September 20, 2023, we received written notice from Nasdaq notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq listing rule 5450(a)(1) for continued listing on Nasdaq (the Minimum Bid Price Requirement). Nasdaq listing rule 5450(a)(1) requires that listed securities maintain a minimum closing bid price of $1.00 per share, and Nasdaq listing rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the written notice, the Company did not meet the Minimum Bid Price Requirement. In accordance with Nasdaq listing rule 5810(c)(3)(A), we were provided with a period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must have been at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to March 18, 2024.

On March 19, 2024, we received a notice from Nasdaq that we did not meet the Minimum Bid Price Requirement and our common stock would be scheduled for delisting at the opening of business on March 28, 2024, unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the Panel). On March 21, 2024, we timely requested a hearing before the Panel to appeal the delist determination. On the same day, we received written notice from Nasdaq that the delisting action would be stayed until April 5, 2024, and on April 4, 2024, we requested that the stay of delisting be extended until the Panel issued a final decision on the matter. On April 10, 2024, we received written notice from Nasdaq that the Panel granted our request to extend the stay of suspension pending the hearing on May 14, 2024 and the issuance of a final Panel decision.

On May 14, 2024, Messrs. Lerner, Gianella, Cabrera, and Ms. Nash met with the Panel to discuss our plan to regain compliance with the Minimum Bid Price Requirement. On June 6, 2024, the Panel notified us that it had granted an extension of time for the Company to regain Minimum Bid Price Requirement compliance, now due on or before September 16, 2024.

We may regain compliance with the Minimum Bid Price Requirement if the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time prior to September 16, 2024.

© 2024 Quantum Corporation | | 37

In the event we are delisted from Nasdaq, the only established trading market for our common stock would be eliminated and our common stock may then trade on the OTC Bulletin Board or other small trading markets. As a result, investors would likely find it more difficult to trade, or to obtain accurate price quotations for, our common stock. Delisting would likely also reduce the visibility, liquidity and value of our common stock, including as a result of reduced institutional investor interest in the Company, and may increase the volatility of our common stock. Delisting could also cause a loss of confidence of customers, suppliers, potential industry partners, lenders and employees, which could further harm our business and our future prospects. We believe that effecting the Reverse Stock Split may help us avoid delisting from Nasdaq and any resulting consequences.

In addition, the board of directors believes that an expected increased stock price could encourage investor interest and improve the marketability of our common stock to a broader range of investors. In particular, because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. The Board believes that the higher share price that may result from the Reverse Stock Split could enable brokerage firms and institutional investors with such policies and practices to invest in our common stock.

Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, it may not result in a long-term increase in the market price of our common stock, which would be dependent on many factors, including general economic, market and industry conditions, our business and other factors detailed from time to time in the reports we file with the Securities and Exchange Commission.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before it, or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our issued common stock in connection with it. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock, or that the trading price of our common stock will remain above the Minimum Bid Price Requirement. The trading price of our common stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company (subject to the treatment of fractional shares). However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

© 2024 Quantum Corporation | | 38

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share market price that will attract institutional investors or that such share price will satisfy the investing guidelines of institutional investors.

If the Amendment is approved and effected, the total number of authorized shares of common stock will not be reduced in accordance with the Reverse Stock Split ratio, but rather, the number of outstanding shares of common stock will be reduced in proportion to the selected exchange ratio. Thus, the Reverse Stock Split would have the effect of increasing the number of shares of common stock authorized and available for issuance, relative to the number of issued and outstanding shares of our common stock. Any additional common stock authorized as a result of the Reverse Stock Split will be available for issuance by the Board for raising additional capital, acquisitions, stock dividends or other corporate purposes, and any such issuances may be dilutive to current stockholders.

While the Board has proposed the Reverse Stock Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on Nasdaq, there is no guarantee that the price of our common stock will not decrease in the future, or that our common stock will remain in compliance with Nasdaq listing standards.

Additionally, there can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for 10 consecutive trading days, whether following the Reverse Stock Split or otherwise, which is required to cure our current Nasdaq listing standard deficiency.

Effect of the Reverse Stock Split

If the Reverse Stock Split is approved by our shareholders and the Board elects to effect it, the number of issued shares of common stock will be reduced in proportion to the ratio of the split chosen by the board of directors. As of the effective time of the Reverse Stock Split, we would also adjust and proportionately decrease the number of shares of our common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire our common stock. In addition, as of the effective time of the Reverse Stock Split, we would adjust and proportionately decrease the total number of shares of our common stock that may be the subject of the future grants under our stock plans.

The Reverse Stock Split would be effected simultaneously for all issued shares of our common stock. The Reverse Stock Split would affect all of our shareholders uniformly and would not change any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our shareholders owning fractional shares. As a result of the Reverse Stock Split, there will be a reduction of the number of shares of our issued common stock, resulting in an increase in the number of shares of common stock authorized and available for issuance, relative to the number of issued and outstanding shares of our common stock.

The Reverse Stock Split is not intended to modify the rights of existing shareholders in any material respect. Voting rights and other rights and preferences of the holders of common stock will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable, and the par value per share of common stock will remain $0.01.

© 2024 Quantum Corporation | | 39

If the Reverse Stock Split is effected, we intend to treat the shares of common stock held by beneficial owners in “street name” through a broker, bank or other nominee in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their customers holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. If you hold shares of common stock with a broker, bank, or other nominee and have any questions in this regard, you are encouraged to contact that resource for assistance.

If the Board does not implement the Reverse Stock Split prior to August 15, 2025, the authority granted in this proposal to implement the Reverse Stock Split would terminate.

Interested Parties

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for our common stock. In that case, such shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our common stock and securities convertible into or exercisable for our common stock.

Assuming Reverse Stock Split ratios of 1-for-5, 1-for-12, and 1-for-20, which reflect the low end, midpoint, and high end of the range that our shareholders are being asked to approve, the following table sets forth the: • Number of shares of our common stock that would be issued and outstanding, • Number of shares of our common stock that would be reserved for issuance pursuant to outstanding options, warrants, and long-term equity awards (including restricted stock units (RSUs) and performance-based restricted stock units (PSUs)), and • Weighted-average exercise price of outstanding options and warrants, each giving effect to the Reverse Stock Split and based on shares outstanding as of the Record Date. Before Reverse Stock Split Reverse Stock Split Ratio of 1-for-5 Reverse Stock Split Ratio of 1-for-12 Reverse Stock Split Ratio of 1-for-20 Number of Shares of Common Stock Issued and Outstanding 95,849,938 19,169,988 7,987,495 4,792,497 Number of Shares of Common Stock Reserved for Issuance Pursuant to Outstanding Options, Warrants, and Restricted Stock Units 18,611,146 3,722,229 1,550,929 930,557 Weighted-Average Exercise Price of Outstanding Options and Warrants $1.73 $8.65 $20.76 $34.60

© 2024 Quantum Corporation | | 40

Procedure for Effecting the Amendment

If the Amendment is approved by our shareholders and the Board elects to effect the Reverse Stock Split, it would take effect upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware or on the effective date and time specified in the Certificate of Amendment. The exact timing of the filing of the Certificate of Amendment and the effectiveness of the Reverse Stock Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our shareholders, but it will not occur after August 15, 2025. In addition, the Board reserves the right, notwithstanding shareholder approval and without further action by our shareholders, to abandon the Amendment (and therefore the Reverse Stock Split) if, at any time prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in the best interest of the Company our shareholders to proceed.

Beginning at the effective time of the Reverse Stock Split, your pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities.

Holders of common stock may hold some or all of their common stock electronically in book-entry form under the direct registration system for securities. These shareholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts. If you hold registered common stock in book-entry form, you do not need to take any action to receive your post-split shares.

Holders of common stock that have certificated shares may be asked to surrender to the exchange agent certificate(s) representing pre-split shares in exchange for certificate(s) representing post-split shares, in accordance with the procedures to be set forth in a letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered prior certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS WHO HOLD CERTIFICATES SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of post-split shares to be reclassified, will be entitled (and with respect to holders that have certificated shares, upon surrender to the exchange agent of certificates representing such shares) to have their fractional shares rounded up to the next whole number share quantity.

© 2024 Quantum Corporation | | 41

Regardless of the fractional shares option implemented by the board of directors, if at all, shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date additional shares acquired by rounding up fractional shares to the next whole number quantity are received.

The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to the extent that interest in a fractional share would be rounded up to the nearest whole share, as described herein.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this proxy statement, certain material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders (as defined below) of our common stock. For purposes of this discussion, a U.S. Holder is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	An individual citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of the source; or

•	A trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (as defined in Section 7701(a)(30) of the Code (United States Persons)) has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996, and a valid election is in place under applicable

Treasury regulations to treat such trust as a United States Person for U.S. federal income tax purposes.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material, and possibly adverse, effect on the U.S. federal income tax consequences of the proposed Reverse Stock Split. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below and there can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, certain former U.S. citizens or residents, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction,” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This

© 2024 Quantum Corporation | | 42

summary does not address backup withholding and information reporting or the Medicare contribution tax on net investment income, nor does it address U.S. Holders who beneficially own common stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local, or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split. Each holder should consult its tax advisors concerning the particular U.S. federal tax consequences of the proposed Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.

The proposed Reverse Stock Split is intended to be treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the proposed Reverse Stock Split qualifies as such a “recapitalization,” a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of common stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of common stock exchanged therefor.

U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. The U.S. Holder’s holding period in the shares of common stock received pursuant to the proposed Reverse Stock Split should include the holding period in the shares of common stock exchanged therefor. U.S. Holders of shares of common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, we will not issue fractional shares of common stock in connection with the Reverse Stock Split. In certain circumstances, stockholders who would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole post-Reverse Stock Split share of common stock. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of common stock is not clear.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder. Our view regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the IRS or the courts. Accordingly, you should consult with your tax advisors with respect to all of the potential U.S. federal, state, local, and foreign tax consequences to you of the Reverse Stock Split.

© 2024 Quantum Corporation | | 43

Required Vote

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval and adoption of an amendment to the Company’s Restated Certificate to effect a reverse stock split at a ratio ranging from 1 share-for-5 shares up to a ratio of 1 share-for-20 shares, which ratio shall be selected by the Board. Abstentions will have the same effect as a vote against Proposal 2.

© 2024 Quantum Corporation | | 44

Proposal 3

Amendment to the 2023 Long-Term Incentive Plan

We are seeking approval to amend our 2023 Long-Term Incentive Plan (the 2023 Plan) to increase the number of shares of our common stock reserved for issuance under the 2023 Plan by an additional 5,000,000 shares. Our Board approved the amendment, subject to approval of our shareholders, on June 27, 2024. If the Reverse Stock Split is approved by our shareholders and the Board elects to effect it, this increase will be adjusted accordingly. For example, if the Board determined the Reverse Stock Split ratio to be 1-for-10, 500,000 shares would be added to the 2023 Plan instead of 5,000,000.

Background and Purpose of the Share Reserve Increase

As of the Record Date, approximately 5.1 million shares of our common stock remained available for future grants under the 2023 Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider equity compensation to be a vital element of our employee compensation program and believe that the continued ability to grant equity awards at competitive levels is in the best interest of Quantum and our shareholders. If Proposal 3 is not approved, we may be unable to continue to offer competitive equity packages to attract and retain employees, creating a material retention risk for which we may need to consider other compensation alternatives. For example, if we were required to increase cash compensation, it would reduce capital available for operations, development, and other investment, which could adversely affect business results or strategy.

The remainder of this discussion, when referring to the 2023 Plan, refers to the amended 2023 Plan as if this proposal is approved by our shareholders, unless otherwise specified or the context otherwise references the 2023 Plan prior to the amendment and restatement.

Long-Term Equity is a Key Component of Our Employee Compensation Program

Our employees are our most valuable asset, and we strive to provide them with competitive compensation packages that reward personal and Company performance and help meet our retention needs. Equity awards, whose value depends on our stock performance, and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our shareholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to grow our business, develop new products, increase operating efficiencies, and ultimately increase shareholder value.

As discussed in Compensation Discussion and Analysis, 50% of the long-term equity awards we granted to named executive officers in Fiscal 2024 were based on performance-based restricted stock units which were also subject to time-based vesting requirements and continued employment. While some performance targets have been met, many have not, demonstrating the pay-for-performance alignment of our executive compensation program. As a result, the actual compensation realized by our executive officers has been significantly lower than their target compensation metrics and competitive benchmarking data. We believe it is imperative that we have sufficient shares available to continue to offer equity, including performance-based equity that aligns executive interests with our business performance and shareholder value creation, to ensure there is sufficient retention interest for executive officers and to motivate performance achievement.

The 2023 Plan Incorporates Compensation and Governance Best Practices

The 2023 Plan includes the following important features:

© 2024 Quantum Corporation | | 45

Prohibitions against liberal share recycling practices.

Shares tendered by participants to satisfy the exercise price or purchase price of awards, or tax withholding obligation with respect to awards, will not be added back to the balance of shares available to issue under the 2023 Plan.

Shareholder approval required for additional shares.

The 2023 Plan does not contain an annual “evergreen” provision. The 2023 Plan authorizes a fixed maximum number of shares and requires shareholder approval to increase the maximum number of shares of our common stock which may be issued under the 2023 Plan.

No discount stock options or stock appreciation rights.

All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the award is granted.

Repricing and cash buyouts not allowed without shareholder approval.

The 2023 Plan prohibits the repricing, cash-out or other exchange of underwater stock options and stock appreciation rights without prior shareholder approval.

Limitations on dividend payments on unvested awards.

Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.

Clawback. The 2023 Plan provides that all awards will be subject to our clawback policy.	No tax gross-ups. The 2023 Plan does not provide for any tax gross-ups.	Compensation Committee independence. Our employee equity plans are administered by the Board’s Leadership and Compensation Committee, which is comprised entirely of independent non-employee directors.	Broad-based eligibility. 59% of Fiscal 2024 equity awards were granted to employees who are not named executive officers or directors

© 2024 Quantum Corporation | | 46

Our typical executive equity grants are comprised of:

50% Time-Based RSUs, which vest in equal annual installments over three years.	50% Performance-Based PSUs, which require attainment of defined performance goals as well as continuing employment over additional time-based vesting requirements.

The performance goals we set for equity award certification are designed to be challenging, and require consistent business execution and achievement in order to be earned. Given the challenges presented from the COVID-19 pandemic, supply chain constraints, inflationary pressure, Nasdaq listing compliance status, product launch delays, and general macroeconomic concerns, we have not yet achieved the majority of the performance-based metrics associated with equity granted to our executives in Fiscal 2024 or in fiscal years 2023 or 2022.

Peer Group Benchmarking

Benchmarking our Fiscal 2024 equity grant practices to those of our Peer Group shows our moderate equity use. According to our Peer Group’s most recent fiscal year Form 10-K filings at the time Fiscal 2024 grants were approved, our net value-adjusted burn rate for Fiscal 2024 is below the 20th percentile of our Peer Group. Our Fiscal 2024 issued and total overhang rates each fell below the 25th percentiles compared to our Peer Group.

© 2024 Quantum Corporation | | 47

Amending the 2023 Plan Allows us to Meet Our Forecasted Equity Needs We are requesting an additional share reserve for the 2023 Plan of 5,000,000 shares. Shares outstanding and available under the 2023 Plan and our 2021 Inducement Plan (the Inducement Plan) as of the Record Date are shown below, in thousands. Plan Outstanding RSUs (Granted but not Vested) (000s) Outstanding PSUs (Granted but not Vested or Earned) (000s) Remaining Shares Available to Grant (000s) 2023 Plan 2,912 1,414 5,112 Inducement Plan 270 150 768 Our overhang for the 2023 Plan as of the Record Date was 8.96%. Assuming shareholders approve amending the 2023 Plan, our overhang will be 13.09%. For this purpose, we are defining overhang as (A + B) / (A + B + C), where A, B, and C are based on the following measurements as of the Record Date: A 4,326 shares subject to awards granted to employees and directors (in 000s). There were no options or stock appreciation rights outstanding as of the Record Date. B 5,112 shares available for future grants (if additional shares requested are approved by shareholders, 10,112) (both in 000s). C 95,850 shares outstanding (in 000s).

Overhang calculations exclude shares available for future issue or grant under the 2021 Inducement Plan or Employee Stock Purchase Plan.

Based on a review of our historical and projected grant practices, and absent unexpected events, we estimate that the requested additional share reserve for the 2023 Plan should meet our equity grant needs for approximately one to two years. This estimate is based on assumptions about our anticipated hiring rate, stock price over time, and historical forfeiture rates.

Material Terms of the Amended 2023 Long-Term Incentive Plan

This section summarizes certain principal features of the 2023 Plan. This summary is not a complete description of all of the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan.

Eligibility and Types of Awards

The 2023 Plan permits the grant of the following types of equity incentive awards:

●	Incentive stock options (ISOs);

●	Nonstatutory stock options (NSOs);

●	Stock appreciation rights (SARs);

●	Restricted stock; and

●	RSUs and PSUs.

© 2024 Quantum Corporation | | 48

Amending the 2023 Plan Allows us to Meet Our Forecasted Equity Needs We are requesting an additional share reserve for the 2023 Plan of 5,000,000 shares. Shares outstanding and available under the 2023 Plan and our 2021 Inducement Plan (the Inducement Plan) as of the Record Date are shown below, in thousands. Plan Outstanding RSUs (Granted but not Vested) (000s) Outstanding PSUs (Granted but not Vested or Earned) (000s) Remaining Shares Available to Grant (000s) 2023 Plan 2,912 1,414 5,112 Inducement Plan 270 150 768 Our overhang for the 2023 Plan as of the Record Date was 8.96%. Assuming shareholders approve amending the 2023 Plan, our overhang will be 13.09%. For this purpose, we are defining overhang as (A + B) / (A + B + C), where A, B, and C are based on the following measurements as of the Record Date : A 4,326 shares subject to awards granted to employees and directors (in 000s). There were no options or stock appreciation rights outstanding as of the Record Date. B 5,112 shares available for future grants (if additional shares requested are approved by shareholders, 10,112) (both in 000s). C 95,850 shares outstanding (in 000s).

Employees, consultants and directors of Quantum and any parent, subsidiary or affiliate of Quantum are eligible to participate in and receive awards pursuant to the 2023 Plan. As of the Record Date, we had approximately 700 employees, directors, and consultants who would be eligible to participate in the 2023 Plan.

Administration

The 2023 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board (the Administrator). It currently is expected that the Committee will continue to administer the 2023 Plan, but the Board has the authority to appoint one or more other committees to separately or concurrently administer the 2023 Plan. The Board may require that any committee which administers the 2023 Plan consist of at least two directors who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 to qualify transactions under the 2023 Plan as exempt under Rule 16b-3.

Subject to the terms of the 2023 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, interpret the provisions of the Plan and outstanding awards, and make all determinations necessary or advisable for administering the 2023 Plan. The Administrator may delegate any part of its authority and powers under the 2023 Plan to a committee of officers to the extent permitted by applicable law, provided that such delegation shall specify the total number of awards that such officers may award. The Administrator’s decisions, determinations, and interpretations will be final and binding on all participants and other holders of awards and will be given maximum deference permitted by law.

Share Reserve and Share Recycling Rules

Maximum Share Limit. The maximum number of shares that may be issued or transferred pursuant to awards under the 2023 Plan is equal to the sum of:

●	5,000,000 shares;

●	The number of shares available for new grants under the 2023 Plan on the Record Date; and

●	Any shares subject to awards granted under the 2023 Plan that:

●	expire or otherwise terminate without having been vested or exercised in full; or

●	are forfeited to or repurchased by the Company due to failure to vest.

However, in no event will the number of shares available for issuance exceed 16,957,921 shares (on a pre-Reverse Stock Split basis).

Share Recycling

●	If an option or SAR expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an exchange program (as defined in the 2023 Plan, and subject to shareholder approval), the unpurchased shares subject to the option or SAR will become available for future issuance under the Plan.

●	Upon exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award exercised (whether or not actually issued pursuant to the exercise) will cease to be available under the 2023 Plan.
© 2024 Quantum Corporation | | 49

●	Vested shares that have actually been issued under the 2023 Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Unvested shares issued pursuant to awards that are reacquired by the Company or are forfeited to the Company due to failure to vest will become available for future issuance under the 2023 Plan.

●	Shares used to pay the exercise price or purchase price of an award will not become available for future grant and/or sale under the 2023 Plan.

●	Shares purchased in the open market with proceeds from option exercises will not become available for issuance under the 2023 Plan.

●	Shares used to satisfy the tax withholding obligations related to an award of restricted stock, RSUs, options, or SARs will not become available for future grant or sale under the 2023 Plan.

●	If any portion of an award is paid to a participant in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2023 Plan.

Administration

Awards granted under the 2023 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2023 Plan, but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

Capitalization Adjustments If Quantum experiences a dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Quantum, or other change in corporate structure affecting the shares, the Committee will adjust the number and class of shares available for issuance under the 2023 Plan, the number, class and price of shares subject to outstanding awards, and the per-person share limits on awards. Individual Award Limitations The 2023 Plan contains annual grant limits. Specifically, subject to the adjustment provisions of the 2023 Plan, the maximum number of shares or dollars that can be subject to awards granted to any one employee or consultant in any fiscal year is: Award Type Annual Number of Shares or Dollar Value Additional Shares or Dollar Value in Connection with New Hire1 Maximum Number of Shares and/or Dollars Options, SARs, or a combination 1,000,000 shares 1,000,000 shares 2,000,000 shares Restricted Stock, RSUs, or a combination 750,000 shares 750,000 shares 1,500,000 shares Cash-denominated Performance Awards $10,000,000 $10,000,000 $20,000,000 1May be granted in the Company’s fiscal year in which the employee’s engagement with the Company (or a parent or subsidiary corporation of the Company or an affiliate of the Company) first commences.

© 2024 Quantum Corporation | | 50

The 2023 Plan also provides that the maximum grant date fair value (calculated in accordance with generally accepted accounting principles) of all awards (as a combined limit) granted to an individual non-employee director in any one fiscal year may not exceed an aggregate of $500,000. In the fiscal year in which a non-employee director first joins the Board, this limit is increased to $750,000. Any awards granted to an individual while he or she was an employee or consultant but not a non-employee director shall not count for purposes of this limitation.

No Repricing or Cash Buyouts

The 2023 Plan prohibits the implementation of any program to exchange awards or reduce the exercise price of options or stock appreciation rights, or otherwise implement certain programs under which participants can transfer awards to a financial institution or other person or entity, except with shareholder approval.

No Reload Options

No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.

Stock Options

The Administrator may grant NSO or ISOs, the latter of which are entitled to potentially favorable tax treatment, under the 2023 Plan. The stock option exercise price is determined at grant by the Administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to shareholders who own more than 10% of the total outstanding shares of Quantum, its parent or any of its subsidiaries).

The term of a stock option shall not exceed 7 years from the date of grant. However, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries or any Quantum parent may not be granted an incentive stock option that is exercisable after 5 years from the option’s grant date. Dividend equivalents may not be granted on stock options.

Stock Appreciation Rights

SARs are awards that grant the participant the right to receive an amount (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) equal to the number of shares exercised multiplied by the amount by which Quantum’s stock price exceeds the exercise price.

Quantum may pay the appreciation in cash, in shares or in a combination of both. The exercise price is set by the Administrator but cannot be less than 100% of the fair market value of the covered shares on the grant date. A SAR may be exercised only upon satisfying the vesting or other requirements established by the Administrator. SARs expire under the same rules that apply to options, meaning that the Administrator determines the time at which they expire but the expiration may not be later than 7 years after the grant date. Dividend equivalent rights may not be granted on SARs.

Restricted Stock

Awards of restricted stock are shares that may be subject to vesting conditions in accordance with the terms and conditions established by the Administrator. A holder of restricted stock will have full voting rights, unless determined otherwise by the Administrator. Dividends paid on unvested stock grants will be subject to forfeiture if the vesting condition applicable to the stock grant is not satisfied.

© 2024 Quantum Corporation | | 51

Restricted Stock Units

RSUs represent a right to receive shares (and/or cash of equal value) at a future date determined in accordance with the participant’s award agreement. Participants holding RSUs have no voting rights with respect to the shares represented by the RSUs until the date the underlying shares are issued. The Administrator may provide for dividend equivalent rights on RSUs based on the amount of dividends paid on outstanding shares of our common stock. Any dividend equivalent rights that are awarded will be subject to forfeiture to the same extent as the corresponding RSUs to which the dividend equivalent rights relate.

Performance Awards

Performance awards are awards that result in a payment to a participant (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. The applicable performance goals or vesting criteria will be determined by the Administrator and may be applied based on continued employment or service, the achievement of specific performance objectives (such as company-wide, departmental, divisional, business unit or individual goals), applicable federal or securities laws, or any other basis determined by the Administrator in its discretion. Performance awards that are RSUs may contain dividend equivalent rights.

Limited Transferability of Awards

Awards granted under the 2023 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant.

Notwithstanding the foregoing, subject to the terms of the 2023 Plan, the Administrator may make an award transferable on such terms and conditions as the Administrator deems appropriate, such as permitting an individual to transfer an award to an individual or entity if the transfer is for bona fide estate planning purposes.

Merger, Change in Control, or Other Transactions

In the event of a merger of Quantum with or into another corporation or a change in control (as defined in the 2023 Plan), each outstanding award will be treated as the Administrator determines, including that each award be assumed or substituted by the successor corporation (or its parent or subsidiary). The Administrator is not required to treat all awards similarly.

If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the Administrator will notify the participant that the award will be exercisable for a specified period prior to the transaction, and the award will terminate upon the expiration of such period.

With respect to awards granted to a non-employee director that are assumed or substituted for upon a merger or change in control, if the non-employee director’s status as a director is terminated other than upon voluntary resignation (unless resignation was required by the acquirer) on or after the assumption or substitution, then his or her awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable.

© 2024 Quantum Corporation | | 52

In the event of a proposed dissolution or liquidation of Quantum, the Administrator will notify each participant as soon as practicable prior to the effective date of the proposed transaction. To the extent options and stock appreciation rights are not exercised or other awards are not vested, the awards will terminate immediately prior to the completion of the proposed transaction.

Amendment and Termination

The Administrator or our Board generally may amend or terminate the 2023 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. If not terminated earlier, the 2023 Plan will continue in effect until July 25, 2033.

Clawback Provisions

Awards granted under the 2023 Plan will be subject to any provisions of applicable law providing for the recoupment or clawback of incentive compensation, such as provisions imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the terms of any Quantum recoupment, clawback or similar policy in effect at the time of grant of the award, and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information.

Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the portion of the option exercised. Any taxable income recognized in connection with an option exercise by an employee of Quantum is subject to tax withholding by Quantum. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the exercised shares on the exercise date (or the sale price, if less) minus the exercise price of the portion of the option exercised.

© 2024 Quantum Corporation | | 53

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and RSUs

A participant generally will not have taxable income at the time an award of restricted stock or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either freely transferable or no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Quantum

Quantum generally will be entitled to a tax deduction in connection with an award under the 2023 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our Chief Executive Officer, Chief Financial Officer, and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Because the exception for performance-based compensation under Section 162(m) has been repealed, the annual compensation paid to any of these specified executives generally will be deductible only to the extent that it does not exceed $1 million.

Section 409A of the Code

Certain types of awards under the 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2023 Plan and awards granted under the 2023 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Administrator, the 2023 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Except with respect to grants of RSUs that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting as discussed above under Non-Employee Director Compensation, the number of awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the 2023 Plan in the future, will be determined in the discretion of our Board or Committee, and neither our Board nor the Committee has made any determination to make future grants to any persons under the 2023 Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 Plan.

© 2024 Quantum Corporation | | 54

Summary

We believe that approving the amendment of the 2023 Plan is essential to our continued ability to attract, reward, and retain our executive and non-executive employees, as well as our Board members. Awards such as those provided under the 2023 Plan constitute an important incentive desired by employees and candidates whose skills and performance are critical to our success. Shareholder approval of the 2023 Plan amendment is vital to achieving our projected operating results in fiscal year 2025 and beyond.

Required Vote

Approval to amend the 2023 Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 3. If shareholders do not approve amending the 2023 Plan, the 2023 Plan and the Inducement Plan will remain in place and will continue to be administered in their current form subject to shares remaining available for grant under such plans.

The amended 2023 Plan is provided for review as Exhibit B to this proxy statement.

© 2024 Quantum Corporation | | 55

Proposal 4

Non-Binding Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Securities Exchange Act of 1934 (the Exchange Act) require that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Following approval from a substantial majority of shareholders at our September 12, 2023 annual meeting, the Board adopted a policy providing for annual advisory votes to approve our named executive officer compensation.

We are again asking our shareholders to approve, on an advisory basis, our named executive officers’ compensation as disclosed in Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables, notes, and narrative in this proxy statement. We believe that information demonstrates that our executive compensation program is appropriately designed, performance-based, and aligned with interests of our shareholders.

Required Vote

Adopting a resolution approving, on an advisory basis, our named executive officer compensation requires the affirmative majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote on Proposal 4 is non-binding, it is required under Section 14A of the Securities Exchange Act of 1934 and provides valuable information regarding shareholder sentiment, which the Leadership and Compensation Committee will consider when determining future executive compensation programs. Abstentions will have the same effect as a vote against Proposal 4.

© 2024 Quantum Corporation | | 56

Proposal 5

Ratification of Appointment of Registered Public Accounting Firm

Our Audit Committee has appointed Grant Thornton LLP (GT) as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending March 31, 2025. GT was also our independent registered public accounting firm for Fiscal 2024. Armanino LLP served as our independent registered public accounting firm from January 2019 to July 2023.

At the Annual Meeting, we are asking our shareholders to ratify the appointment of GT as our independent registered public accounting firm for our fiscal year ending March 31, 2025. Our Audit Committee is submitting the appointment of GT to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of GT, and even if our shareholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our shareholders. Although ratification is not required by our Bylaws or otherwise, in the event GT’s selection is not ratified, the Audit Committee will reconsider its decision. A representative of GT is expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our shareholders.

Changes in Certifying Accountant

As we previously disclosed, Armanino LLP (Armanino), our previous independent public accountant, resigned effective as August 18, 2023. Also on that date, the Audit Committee approved appointing GT as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2024.

Armanino’s audit reports on our consolidated financial statements as of and for the fiscal years ended March 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended March 31, 2022 and 2023, there were no disagreements with Armanino on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Armanino’s satisfaction, would have caused Armanino to make reference to the subject matter thereof in connection with its reports for such periods. Subsequent to Armanino’s replacement by GT and an extensive review process described in the current report on Form 8-K filed by the Company on May 22, 2024 (8-K), the Board concluded that certain of the Company’s previously-issued audited consolidated financial statements on Form 10-K and unaudited interim condensed consolidated financial statements on Form 10-Q, as well as its disclosures related to such financial statements, including any reports, earnings releases, and investor presentations, and related communications issued by or on behalf of the Company with respect to the periods described in the 8-K, should no longer be relied upon. The determination by the Board was made upon the recommendation its Audit Committee and after consultation with the Company’s management team. The Company discussed these matters with both GT and Armanino during the relevant periods.

© 2024 Quantum Corporation | | 57

Required Vote

Ratifying Grant Thornton LLP’s appointment requires the affirmative majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 5.

© 2024 Quantum Corporation | | 58

Other Proposals

As of the date of this proxy statement, Quantum is not aware of:

●	Any other matter properly raised to be voted on at the Annual Meeting; or

●	Any shareholder intending to present a proposal from the floor at the Annual Meeting.

The Annual Meeting proxy solicited by the Board grants the proxy holders discretionary authority to vote on any matters other than Proposals 1 – 5 that may be properly brought before the Annual Meeting.

© 2024 Quantum Corporation | | 59

© 2024 Quantum Corporation | | 60

Fiscal 2024 Executive Compensation Highlights

This Compensation Discussion and Analysis (CD&A) describes Quantum’s overall philosophy and criteria for determining our executive officer compensation practices. The CD&A disclosures relate to Fiscal 2024 for our principal executive officer, principal financial officer and three other most highly compensated executive officers, as well as our former chief revenue officer.

Our named executive officers for Fiscal 2024 were:

James J. Lerner	Kenneth P. Gianella	Brian E. Cabrera
President & Chief Executive Officer Chairman of the Board	Chief Financial Officer	Chief Administrative Officer and Chief Legal and Compliance Officer
	Since 2023	Since 2021
Since 2018

Laura A. Nash	Henk Jan Spanjaard	John Hurley
Chief Accounting Officer	Chief Revenue Officer	Former Chief Revenue
Officer

Since 2023	Since 2023	From 2021 to 2023

For much of Fiscal 2024, the Board and management team prioritized completing the accounting reevaluation process explained in various 8-Ks filed throughout the year and regaining compliance with Nasdaq listing standards. However, the Company also concentrated work to bolster our balance sheet through capital structure changes, improve our operating results by implementing significant cost reduction measures, increase our execution efficiencies through improved systems and expanded partnerships, and evolve our mission to deliver unique solutions for AI workflows and unstructured data across our customers’ entire data lifecycle.

Consistent with our philosophy to grow from within, we promoted Laura A. Nash to Chief Accounting Officer and Henk Jan Spanjaard to Chief Revenue Officer in June and November 2023, respectively. In their prior positions at Quantum, Ms. Nash and Mr. Spanjaard contributed greatly to Quantum’s execution and sales reach improvements and we were excited to add their broad experience to our executive leadership team. Lewis W. Moorehead, our former Chief Accounting Officer, transitioned into a new role as Vice President, Finance and Treasurer effective with Ms. Nash’s promotion. Mr. Hurley’s service as Chief Revenue Officer was terminated at the time of Mr. Spanjaard’s appointment.

Listening to Our Shareholders

The Leadership and Compensation Committee of our Board (the Committee) is committed to seeking and listening to our shareholders’ views. We value meeting with our shareholders to hear their feedback, be transparent about our business direction, and ensure our actions are aligned with their expectations. A large majority of shareholders continued to approve our annual executive compensation programs in the non-binding advisory vote at our 2023 annual shareholder meeting.

© 2024 Quantum Corporation | | 61

Executive Compensation Philosophy and Competitive Positioning

Each year, the Committee reviews Quantum’s executive compensation philosophy to pay for performance. We focus on maintaining a competitive total compensation program that rewards executives for delivering results and long-term shareholder value. That philosophy is founded on four guiding principles designed to:

Attract and Retain top talent and compete against our peer companies.	Motivate desired behaviors that allow our team to drive Company success.	Reward achieving the Company’s short- and long-term objectives.	Align executive and shareholder interests to drive long-term value.

We believe that our mix of fixed and variable compensation elements, including cash and equity incentives, also:

•	Promotes achievement of Quantum’s objectives established by the Board and the Company’s senior management team;

•	Provides a strong link between pay and performance while motivating and rewarding employees for significant contributions to our success;

•	Aligns our employees’ interests with shareholder expectations;

•	Considers relevant economic and market factors; and

•	Maintains equitable compensation programs that incorporate effective internal and external controls.

Peer Group

Market competitiveness is an important feature of our executive compensation program and helps motivate and retain our executive officers.

We annually evaluate our competitive peer group to identify companies similar in financial scope, size, and industry (Peer Group). Peer Group selection criteria include revenue, market capitalization, industry, and companies with which we compete in recruiting new employee talent. We also consider shareholder perspective by including companies with similar business structures, end markets, and competitors that align with our business. The Committee approves the Peer Group and uses it to guide executive compensation decisions for the associated fiscal year, following compensation assessments, performance evaluations, and potential pay gap resolutions.

In assessing competitiveness, we compare individual elements including base salary, target annual incentive opportunity, annual equity awards, and total aggregate compensation for each executive officer, to those of executive officers holding similar positions or comparable levels of responsibility in our Peer Group and other similarly sized technology companies.

The Company uses applicable compensation data from our Peer Group as well as the Radford Global Compensation Database of technology companies with annual revenue less than $1 billion. However, the Peer Group is only one factor in our executive compensation decision-making, which is also influenced by:

Company and individual performance	Compensation program affordability	Market conditions

© 2024 Quantum Corporation | | 62

With assistance and input from independent compensation consultant Compensia, the Committee reviewed relevant considerations and approved the following Peer Group for Fiscal 2024, which is consistent with the group used for fiscal 2023 compensation decisions: Peer Group Member A10 Networks, Inc. Comtech Telecommunications, Corp. Arlo Technologies, Inc. Digi International, Inc. Aviat Networks, Inc. Extreme Networks, Inc. Avid Technology, Inc. Harmonic, Inc. Brightcove Inc. Infinera Corporation CalAmp Corp. NETGEAR Inc. Cambium Networks, Ltd. PCTEL, Inc. Commvault Systems, Inc. Upland Software, Inc.

© 2024 Quantum Corporation | | 63

Compensation Elements

We provide a mix of compensation elements that emphasizes annual cash and long-term equity incentives, in a manner that is consistent with our compensation philosophy and objectives. The primary elements of our executive compensation program consist of:

Annual Base Salary	Target Variable Cash	Long-Term Equity Grants
as a fixed compensation element determined in comparison to the Peer Group and intended to competitively attract and retain executive talent.	via annual cash-based incentives structured to reward achieving long-term strategic goals and paid based on Company and individual performance.	consisting of both time- and performance-based restricted stock units used to attract and retain executives while creating long-term shareholder value.

Fiscal 2024 Pay Mix

We offer our named executive officers a total direct compensation package that includes both fixed and variable compensation. Because target variable cash was not paid in Fiscal 2024, the actual compensation earned was reduced from target and actual pay mix was restricted to only base salary and long-term incentives. The charts to the right show the target and actual Fiscal 2024 compensation mixes for our CEO and other named executive officers.

Target Mix

Actual Mix1

[1]Actual Mix excludes Fiscal 2024 Target Variable Cash and Myriad-measured PSUs not earned in Fiscal 2024.

© 2024 Quantum Corporation | | 64

Fiscal 2024 Annual Base Salary

Our executive officers typically receive base salaries approximating the midpoint of our Peer Group. The Committee annually reviews our named executive officers’ base salaries with Compensia. In the third quarter of Fiscal 2024, the Committee reviewed the competitiveness of our executive officers’ compensation against the Peer Group. After considering prior year performance, consulting with Compensia regarding independent compensation recommendations, and considering the Company’s significant interest in ensuring continuity and stability in our executive leadership team while we addressed the accounting reevaluation and Nasdaq listing compliance efforts, the Committee determined that increasing Mr. Gianella’s and Mr. Cabrera’s base salaries was appropriate given their contributions, as well as necessary to remain competitive in the market. In addition, Ms. Nash received a small adjustment to her base salary during the Company’s normal Fiscal 2024 merit adjustment process. No other named executive officer base salaries were adjusted.

Named executive officer base salaries in Fiscal 2024 were:

© 2024 Quantum Corporation | | 65

Name Title Fiscal 2023 Salary Fiscal 2024 Ending Salary James J. Lerner President and Chief Executive Officer Chairman of the Board $700,000 $700,000 Kenneth P. Gianella Chief Financial Officer $400,000 $450,000 Brian E. Cabrera Chief Administrative Officer $415,000 $460,000 Laura A. Nash1 Chief Accounting Officer - $290,000 Henk Jan Spanjaard2 Chief Revenue Officer - €310,000 John Hurley3 Former Chief Revenue Officer $380,000 - 1Ms. Nash was promoted to Chief Accounting Officer in June 2023 and was not a named executive officer in fiscal year 2023. 2Mr. Spanjaard was promoted to Chief Revenue Officer in November 2023 and was not a named executive officer in fiscal year 2023. Mr. Spanjaard is also eligible to earn up to an additional €340,000 in sales commissions, for a total on target earnings amount of €650,000. 3Mr. Hurley served as the Company’s Chief Revenue Officer until November 9, 2023.

Fiscal 2024 Quantum Incentive Plan The Quantum Incentive Plan (QIP) is the Company’s short-term incentive bonus program, structured to competitively compensate our executive officers for achieving predetermined corporate performance goals. The Committee annually approves financial performance metrics that include threshold, target, and maximum levels of performance that serve as the bonus structure for the year and must be achieved to fund the plan. The Committee also ensures that QIP metrics align with our pay-for-performance philosophy. All of our executive officers other than Mr. Spanjaard participate in the QIP, and each has an annual bonus target expressed as a percentage of his or her base salary. No annual bonus targets were increased in Fiscal 2024. QIP payments are linked to both Company and individual performance. Mr. Spanjaard is not eligible for QIP payments given his sales commission target earnings opportunity. The annual target cash incentives for each of our named executive officers were: Name Fiscal 2024 Target Bonus Bonus as a Percentage of Base Salary James J. Lerner $875,000 125% Kenneth P. Gianella $225,000 50% Brian E. Cabrera $230,000 50% Laura A. Nash $101,500 35% Henk Jan Spanjaard Not eligible Not eligible John Hurley $190,000 50%

Fiscal 2024 QIP Performance Metrics

The Committee sets annual QIP performance metrics that incorporate challenging financial targets requiring consistent high performance before any payout is triggered. The Fiscal 2024 QIP financial performance metrics approved by the Committee are detailed below. After review and discussion with Compensia, the Committee determined that a single metric of full year non-GAAP operating expenses was appropriate to align executives’ interests on the Company’s concerted efforts to reduce costs, including discretionary spend, as a lever to increase profitability.

Payout Level Metric Fiscal Target Performance Result Minimum Goal (25% payout) Full year non-GAAP operating expenses $136M Satisfied Threshold Goal (50% payout) Full year non-GAAP operating expenses $128M Not satisfied Target Goal (100% payout) Full year non-GAAP operating expenses $122M Not satisfied Maximum Goal (200% payout) Full year non-GAAP operating expenses $115M Not satisfied

Based on the Company’s achievement of full Fiscal 2024 non-GAAP operating expenses of $136M or below, the Company expects that the Committee will certify attainment of the minimum QIP goal, resulting in an expected payout cash incentive payout of 25% of each named executive officer’s individual bonus target. The Company has not yet paid any such amounts and did not make any QIP payments in Fiscal 2024.

© 2024 Quantum Corporation | | 66

Fiscal 2024 Equity Overview

All of our executive officers are eligible to receive long-term equity awards granted in alignment with our pay-for-performance philosophy, rewarding executives for achieving performance goals resulting in long-term shareholder value.

The Committee oversees all aspects of our equity program, including actual and projected share balances, eligibility to participate in the Company’s long-term incentive plan, the size and mix of equity awards, and the annual structure of performance-based stock unit metrics. Quantum management and Compensia advise the Committee on the appropriate mix of time- and performance-based restricted stock units granted to our officers, senior leaders, and key new hires during the fiscal year. The Committee monitors the use of equity awards throughout the fiscal year, as well as their impact to burn rate, dilution, and the financial accounting for compensation expense.

We offer two types of equity awards:

Time-Based RSUs allow us to:

•     Attract new executive talent.

•     Offer competitive total compensation programs.

•     Provide long-term retention interests to our executive team.

•     Align with our shareholders’ interest in retaining a stable leadership team.

Performance-Based PSUs support:

•     Adhering to industry-wide best practice among our Peer Group and other technology companies.

•     Aligning our executives’ interests with those of our shareholders.

•     Properly linking our executive compensation programs with Quantum’s performance.

Generally speaking, annual refresh equity grants for executive officers have consisted of 50% RSUs and 50% PSUs.

Vesting

Both RSU and PSU grants typically include three-year vesting schedules, subject to satisfying pre-established performance goals and maintaining ongoing employment. Infrequently, certain PSU grants may employ shorter vesting schedules (but not less than one year), depending on performance target and the Committee’s intended incentives for delivering certain results.

Grant Values

The Committee considers the following factors to determine the size of individual equity awards to our executive officers:

•	Management’s input;

•	Our pay-for-performance philosophy;

•	The number of shares of Quantum’s common stock that are available to be granted under our 2023 Plan, and how long those shares are expected to last;

•	Individual performance of each executive officer and Company financial performance for the prior fiscal year;

•	The grant date fair value of equity awards granted to executive officers in similar positions in our Peer Group and technology companies of similar size;

•	Internal parity with the size of the equity awards among the executive officers;

© 2024 Quantum Corporation | | 67

•	The number, type, and current retentive value of the outstanding equity awards held individually by each of the executive officers;

•	Executive retention concerns; and

•	Other internal and external factors impacting the appropriate amount and mix of RSUs and PSUs to award.

We intentionally use rigorous QIP performance targets which result in cash compensation at the lower end of the range compared to peers and the broader market. We have used more meaningful equity awards to supplement this gap and attract, reward, and retain talent. This approach also ties overall executive compensation to Quantum’s common stock price performance over a period of time.

Fiscal 2024 Equity Awards

In Fiscal 2024, the Committee determined appropriate equity awards for our executive officers based on the described criteria. After considering management’s recommendations and Compensia’s advice, the Committee approved the Fiscal 2024 equity awards listed in table to the right.

Given that Mr. Lerner received a substantial equity award in fiscal year 2023, his Fiscal 2024 award was reduced by 300,000 shares (43%) from the equity award he was granted the prior year.

Name Title Time-Based Restricted Stock Unit Awards (#) Performance-Based Restricted Stock Unit Awards (#) James J. Lerner President and Chief Executive Officer Chairman of the Board 200,000 200,000 Kenneth P. Gianella Chief Financial Officer 200,000 200,000 Brian E. Cabrera Chief Administrative Officer 150,000 150,000 Laura A. Nash Chief Accounting Officer 50,000 50,000 Henk Jan Spanjaard Chief Revenue Officer 75,000 75,000 John Hurley1 Former Chief Revenue Officer - - 1Mr. Hurley served as the Company’s Chief Revenue Officer until November 9, 2023 and did not receive an equity grant in Fiscal 2024. Time-Based Restricted Stock Units All named executive officers were granted 50% of their total Fiscal 2024 equity awards in RSUs scheduled to vest in equal installments on each grant date anniversary, with full vesting after three years, subject to continued employment.

© 2024 Quantum Corporation | | 68

Performance-Based Restricted Stock Units

The Committee received recommendations from Quantum management, outside legal counsel, and Compensia regarding structuring PSU metrics that were challenging but achievable and aligned our long-term executive performance to the Company’s strategic objectives and shareholders’ interests. The Committee approved two Fiscal 2024 PSU metrics, and included separate time-based vesting requirements subject to continued employment on any PSUs deemed earned according to the performance metrics:

40% Full Year Fiscal 2024 non-GAAP gross margin • March 31, 2025 performance deadline • Three-year vesting requirement • Performance target achieved	5 Initial Myriad Customers • March 31, 2024 performance deadline • Two-year vesting requirement • Performance target not achieved

The Committee considered the Company’s fiscal year 2022 and 2023 financial performance and executive compensation plan when setting the Fiscal 2024 PSU metrics, seeking to make them challenging yet achievable. The gross margin and Myriad sales PSU metrics were included in Fiscal 2024 as they reflected key areas of Fiscal 2024 performance growth potential and aligned executive compensation interests with the Company’s performance and shareholder interests. A two-year vesting period for the Myriad PSU metric was determined to be appropriate in recognition of the multi-year development process leading to launch of the Myriad product.

Although our Myriad platform reached general availability late in Fiscal 2024, we did not secure five initial customers before March 31, 2024. As a result, PSUs granted subject to fully achieving that performance metric were cancelled and returned to the 2023 Plan. Given our final Fiscal 2024 operating results, we expect the Committee to certify attainment of the gross margin-based PSUs. A summary of the Fiscal 2024 performance-based equity grants and PSU metrics is provided in the following table. Total PSUs (#) at: Name 40% Full Fiscal Year Gross Margin (50% Weight) 5 Initial Myriad Customers (50% Weight) Total PSU Grant (#) James J. Lerner 100,00 100,000 200,000 Kenneth P. Gianella1 100,000 75,000 200,000 Brian E. Cabrera 75,000 75,000 150,000 Laura A. Nash1 25,000 - 50,000 Henk Jan Spanjaard 37,500 37,500 75,000 John Hurley - - - 1Ms. Nash’s and 50,000 of Mr. Gianella’s Fiscal 2024 PSU grants were awarded prior to their promotions and the Committee’s approval of Fiscal 2024 performance targets, so were based on the then-current structure of 50% (25,000) based on 40% full fiscal year gross margin and 50% (25,000) based on a $3.00 100-day calendar average stock price.

© 2024 Quantum Corporation | | 69

Perquisites and Other Benefits

We offer Company-paid tax preparation services to our executive officers and non-executive vice presidents. We believe these perquisites are limited and reasonable given the executive officers' responsibilities.

Except for these items and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full-time employees.

Employee Stock Purchase Plan

We offer all eligible employees, including our executive officers, the ability to acquire shares of Quantum’s common stock through our Employee Stock Purchase Plan (the ESPP). The plan allows employees to purchase the Company’s stock twice per year at a 15% discount relative to the market price. The Committee believes that the plan provides a cost-efficient method of encouraging employee stock ownership. ESPP contributions and participation were paused in Fiscal 2024, but we anticipate beginning a new offering period in the second half of Fiscal 2024.

Health and Welfare Benefits

We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, with amounts depending on the level of coverage elected. Except for Mr. Hurley, the health and welfare benefits offered to our executive officers are identical to those offered to other full-time employees.

As Mr. Hurley received medical, dental, and vision benefits from a third party not associated with Quantum and did not participate in our corresponding benefit plans, we provided him a taxable monthly stipend to cover the premiums associated with those benefits. For his tenure as an employee in Fiscal 2024, the stipend paid was $2,758 per month. In Fiscal 2024, we also provided him with a taxable lump sum stipend of $7,758 to cover the costs of his comprehensive annual medical assessment. The stipends were cancelled with Mr. Hurley’s termination from the Company on December 1, 2023, for which we paid a lump sum payment of $18,000 in January 2024.

Qualified Retirement Benefits

All U.S.-based employees, including our executive officers, are eligible to participate in Quantum’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. Participants direct their own investments in the plan, which does not include an opportunity to invest in Quantum’s common stock.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan which enables select employees, including our executive officers, to defer a portion of their base salary and annual bonus payouts, and associated federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes shares of Quantum common stock.

© 2024 Quantum Corporation | | 70

The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan, including the ability to make daily changes to elected investments. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. We do not make employer or matching contributions to the non-qualified deferred compensation accounts. None of our executive officers participated in the plan in Fiscal 2024.

401(k) Plan • Tax-qualified • Discretionary Company match contribution • Employee-directed investments • No Quantum common stock included	Deferred Compensation Plan • Non-qualified • No Company contribution • Employee-directed investments • No Quantum common stock included

© 2024 Quantum Corporation | | 71

Executive Compensation Process and Decision Making

Board and Committee Roles

The Committee oversees and approves all compensation and benefits for our executive officers, excluding the CEO. The independent directors review and approve CEO compensation based on the Committee’s recommendations.

The Committee reviews and approves corporate goals and objectives relevant to executive officer compensation. It also measures, at least annually, executive officer performance against those goals and objectives and communicates results to the CEO and Board.

Executive Compensation Consultant Role

In Fiscal 2024, the Committee engaged Compensia on a number of matters, including setting executive compensation. Compensia performs services only for the Committee, at its discretion. The Committee regularly reviews its advisors’ independence and determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Committee.

Executive Management Role

The Committee reviews recommendations regarding compensation leveling and market trends from our executive management team, including the CEO, Chief Financial Officer, and Chief Administrative Officer. The Board and Committee retain final authority over executive compensation decisions. Management also assists the Committee in monitoring compensation related risk by reporting to the Committee on:

Equity Pool Balances	Burn Rate and Dilution	Shareholder Return	Quantum’s Strategic Goals

Peer Group Role

The Committee examines Peer Group pay practices and programs and compares the total target compensation for our CEO and officers to similar roles as market reference points. While it is the Committee’s goal to ensure our compensation practices are competitive, the Committee also considers other factors when making compensation decisions, including Quantum’s financial position and individual and Company performance.

© 2024 Quantum Corporation | | 72

Compensation Governance Best Practices

We are committed to designing and implementing sound executive compensation policies and practices. The Committee seeks guidance from varying levels of management within the Human Resources, Finance, and Legal teams, and engages with outside legal counsel and other external advisors to ensure proper governance protocols are in place and executed.

Our key compensation governance foundations and practices include:

Pay-for-Performance

•     100% of Fiscal 2024 QIP goals were tied to Company performance.

•     50% of Fiscal 2024 equity awards were performance-based, and one-half of those were tied to Company gross margin performance.

•     60% of the CEO’s total Fiscal 2024 target compensation was at risk, compared to an average 43% for other named executive officers.

Risk Mitigation

•     Annual risk assessment of compensation plans, policies, and practices.

•     Anti-hedging/anti-pledging policies.

•     Clawback provisions.

•     Stock ownership guidelines.

•     Insider trading policy.

•     Independent compensation consultant.

Compensation Program Features

•     Pay mix emphasis on pay-for-performance.

•     Independent oversight.

•     Competitive benchmarking against Peer Group and Radford survey data.

•     No single-trigger change of control.

•     Limited perquisites.

Independent Consultant • Regular Committee engagement with our external independent compensation consultant on Board and executive compensation matters.

© 2024 Quantum Corporation | | 73

Clawback Policy

•     Complies with the final Nasdaq listing standard implementing the Dodd-Frank Act clawback provisions.

•     Covers cash and equity incentive or bonus compensation paid to all Section 16 executive officers and all vice presidents.

Stock Ownership Guidelines • Please refer to the Stock Ownership Guidelines paragraph heading for an explanation of our director and officer stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

•     Expressly prohibit buying Quantum securities on margin or using or pledging owned shares as collateral for loans, in addition to engaging in transactions in publicly traded options, puts and calls, and other derivatives of the Company’s stock.

•     Extends prohibition to any hedging or similar transaction designed to decrease the risks associated with holding Company securities.

Insider Trading Policy • Prohibits trading during a closed window. • Precludes buying stock on margin. • Prohibits pledging shares owned as loan collateral. • Applies to all directors and employees.

© 2024 Quantum Corporation | | 74

No Single-Trigger Change of Control • Our change of control policy maintains that a double-trigger event must occur before an executive is entitled to specified compensation and benefits.	Annual Risk Assessment • We conduct an annual risk assessment of our executive compensation practices and believe our Fiscal 2024 programs were appropriate and discouraged excessive risk taking.

Pay Mix

•     Retaining our executive officers remains a primary focus as internal and external factors impact our business.

•     For Fiscal 2024, our long-term incentive mix was equally balanced between performance- and time- based awards.

•     Performance-based awards align our executives’ interests with Company performance goals.

•     Time-based awards help address potential retention concerns.

Perquisites • We grant only limited perquisites to our officers, as more fully described under the Perquisites and Other Benefits paragraph heading.

© 2024 Quantum Corporation | | 75

Change of Control Severance Policy and Employment and Severance Agreements

Change of Control Agreements

Our change of control agreements are designed to promote the best interests of the Company and our shareholders by maintaining the continued dedication and objectivity of key employees during a possible or actual change of control. The agreements provide eligible employees with compensation and stock benefits upon an involuntary termination (as defined in the agreement), providing financial security and encouraging them to stay at Quantum during times of uncertainty.

Employment and Severance Agreements

We have employment agreements with all of our named executive officers. These agreements provide for certain severance benefits in the event of a qualifying termination of employment not associated with a change of control. Each named executive officer is employed at will and may be terminated at any time and for any reason, with or without notice.

Our current change of control and employment agreements are described further under Potential Payments Upon Termination or Change of Control.

© 2024 Quantum Corporation | | 76

Tax and Accounting Considerations and Risks Related to Compensation Policies and Practices

Tax and Accounting Considerations

Among other factors, the Committee considers the possible tax and accounting consequences applicable to Quantum or its executives when making decisions regarding our executive compensation programs. In particular, section 162(m) of the Internal Revenue Code limits our ability to deduct remuneration paid to our executives exceeding $1 million. While the Committee considers these factors, including the impact of section 162(m), it maintains maximum flexibility in designing compensation programs and does not limit compensation to those types that are intended to be deductible.

Risks Related to Compensation Policies and Practices

Our Board and Committee conduct a risk assessment of our employee compensation policies and practices, including those relating to our executive compensation program. We also evaluate our pay-for-performance programs to determine whether they create unnecessary risk to the Company.

Based on our Fiscal 2024 risk assessment, we believe that our compensation programs are unlikely to create excessive risks adversely impacting Quantum.

Our programs contain various mitigation features to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing Quantum’s business. These features include:

•	The Committee’s independent oversight of the compensation programs;

•	An executive compensation program subject to our clawback policy;

•	The Committee’s annual review of target compensation levels for our executive officers based on a reasonable competitive Peer Group and other market data, including evaluating the alignment of executive compensation with performance;

•	A balanced mix of compensation programs that focuses our employees on achieving both short and long-term objectives;

•	A meaningful and robust insider trading policy that all our employees must follow;

•	Incentives focused on using reportable financial metrics, including non-GAAP gross margin and operating expense, revenue, and free cash flow;

•	Multiyear service-based vesting requirements for equity awards;

•	Risk mitigators, including stock ownership guidelines for the CEO, Chief Financial Officer, and the Board; and

•	Anti-pledging stock policies.
© 2024 Quantum Corporation | | 77

© 2024 Quantum Corporation | | 78

The following table displays our named executive officer compensation as of the end of Fiscal 2024 for fiscal years 2024, 2023, and 2022. Name and Title Year Salary1 ($) Bonus2 ($) Stock Awards3 ($) All Other Compensation4 ($) Total ($) Footnotes James J. Lerner 2024 700,000 - 186,000 4,261 890,261 1The amounts reported in the Salary column represent the U.S. dollar values of the President & Chief Executive 2023 673,462 - 953,194 8,852 1,635,508 cash base salaries earned in Fiscal 2024. Officer 2022 577,404 - 1,939,820 9,678 2,526,902 2No bonuses were paid under the Quantum Incentive Plan in Fiscal 2024. Mr. Hurley Kenneth P. Gianella 2024 418,654 - 185,100 3,800 607,554 received a one-time retention bonus payout in fiscal year 2023, which was subject to Chief Financial Officer 2023 80,000 - 443,267 - 523,267 clawback based on voluntary termination or termination for cause prior to March 31, Brian E. Cabrera 2024 431,788 - 139,500 4,534 575,822 2023 but has now been fully earned. Mr. Spanjaard earns sales commissions. Chief Administrative Officer 2023 391,731 - 307,217 7,619 706,567 3The amounts reported were computed in accordance with ASC 718, excluding the 2022 318,462 - 1,589,991 4,361 1,912,814 effect of estimated forfeitures. See notes to the Company’s Annual Laura A. Nash5 2024 275,385 - 46,500 580 322,465 Report on Form 10-K for Fiscal 2024, regarding assumptions underlying valuing Chief Accounting Officer equity awards. Henk Jan Spanjaard5 2024 289,168 237,652 69,750 31,340 627,910 4All Other Compensation includes reimbursement for tax planning services. For Mr. Chief Revenue Officer Hurley, it includes health stipends as described in Perquisites and Other Benefits, plus John Hurley 2024 263,077 - - 240,317 503,394 $190,000 paid in accordance with his severance agreement following his termination Former Chief Revenue 2023 380,000 190,000 408,512 32,255 1,010,767 without cause, as defined therein. For Mr. Spanjaard, it includes a car allowance. Officer 2022 216,308 - 1,680,250 22,096 1,918,654 5Ms. Nash and Mr. Spanjaard were not named executive officers before Fiscal 2024. Fiscal 2024 Summary Compensation Table

© 2024 Quantum Corporation | | 79

The table below presents information on incentive plan-based awards granted to our named executive officers. Estimated Future Payouts Under Non-Equity Incentive Plan Awards1 Estimated Future Payouts Under Equity Incentive Plan Awards2 All Other Stock Awards; Number of Shares of Stock or Units3 (#) Grant Date Fair Value of Stock and Option Awards4 ($) Footnotes Name Grant Date Threshold ($) Target ($) Maximum ($) Threshold ($) Target ($) Maximum ($) James J. Lerner 1/1/2024 200,000 4,000 1The amounts shown under “Estimated Future Payouts Under 1/1/2024 200,000 182,000 Non-Equity Incentive Plan Awards” represent the threshold, 437,500 875,000 1,750,000 target, and maximum amounts payable under the QIP. Only a Kenneth P. Gianella 9/1/2023 50,000 1,000 minimum 25% bonus target was achieved based on the 9/1/2023 50,000 45,500 Company’s financial performance, which did not pay out in 1/1/2024 150,000 3,000 Fiscal 2024. See Compensation Discussion and Analysis for more 1/1/2024 150,000 136,500 information about the QIP. 112,500 225,000 450,000 2Approximately one-half of PSUs granted were cancelled and Brian E. Cabrera 1/1/2024 150,000 3,000 returned to the plan because the associated performance 1/1/2024 150,000 136,500 metrics were not achieved in Fiscal 2024. See Compensation 115,000 230,000 460,000 Discussion and Analysis for more information. Laura A. Nash 7/1/2023 50,000 1,000 3RSUs vest in equal annual installments over three years on each 7/1/2023 50,000 45,500 anniversary of the grant date, subject to continued employment. 50,750 101,500 203,000 4The amounts reported were computed in accordance with ASC Henk Jan Spanjaard 1/1/2024 75,000 1,500 718, excluding the effect of estimated forfeitures. See notes to 1/1/2024 75,000 68,250 the Company’s Annual Report on Form 10-K filed for Fiscal John Hurley - - - - - - - - 2024 for more information. Fiscal 2024 Grants of Plan-Based Awards

© 2024 Quantum Corporation | | 80

The following table provides information regarding outstanding restricted stock unit awards held by our named executive officers as of March 31, 2024. There were no outstanding stock options held by our named executive officers at that time. Number of Shares or Units of Stock That Have Not Vested (#) Market Value of Shares or Units of Stock That Have Not Vested ($)16 Equity Incentive Plan Awards Name Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)16 Footnotes James J. Lerner 66,6661 40,000 1Granted 10/1/21 and vests annually over three years beginning with the grant date, subject to continued employment. 66,6662 40,000 2Unearned PSUs granted 10/1/21 subject to satisfying performance criteria and continued employment. 233,3333 140,000 3Granted 7/1/22 and vests annually over three years beginning with the grant date, subject to continued employment. 233,1004 139,860 4Unearned PSUs granted 7/1/22 subject to satisfying performance criteria and continued employment. 200,0005 120,000 5Granted 1/1/24 and vests annually over three years beginning with the grant date, subject to continued employment. 200,0006 120,000 6Unearned PSUs granted 1/1/24 subject to satisfying performance criteria and continued employment. Kenneth P. Gianella 116,6667 70,000 7Granted 2/1/23 and vests annually over the three years beginning with the grant date, subject to continued employment. 49,9508 29,970 8Unearned PSUs granted 2/1/23 subject to satisfying performance criteria and continued employment. 50,0009 30,000 9Granted 9/1/23 and vests annually over the three years beginning with the grant date, subject to continued employment. 50,00010 30,000 10Unearned PSUs granted 9/1/23 subject to satisfying performance criteria and continued employment. 150,0005 90,000 18Market value calculated by multiplying the number of units shown in the table by $.60, the closing stock price value on March 31, 2024. 150,0006 90,000 Outstanding Equity Awards at Fiscal 2024 Year End

© 2024 Quantum Corporation | | 81

(continued from prior page) Number of Shares or Units of Stock That Have Not Vested (#) Market Value of Shares or Units of Stock That Have Not Vested ($)18 Equity Incentive Plan Awards Name Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)18 Footnotes Brian E. Cabrera 58,33311 35,000 1Granted 10/1/21 and vests annually over three years beginning with the grant date, subject to continued employment. 1,6661 1,000 2Unearned PSUs granted 10/1/21 subject to satisfying performance criteria and continued employment. 1,6502 990 3Granted 7/1/22 and vests annually over three years beginning with the grant date, subject to continued employment. 1,66612 1,000 4Unearned PSUs granted 7/1/22 subject to satisfying performance criteria and continued employment. 1,66613 1,000 5Granted 1/1/24 and vests annually over three years beginning with the grant date, subject to continued employment. 58,3333 35,000 6Unearned PSUs granted 1/1/24 subject to satisfying performance criteria and continued employment. 58,2754 34,965 11Granted 5/1/21 and vests annually over the three years beginning with the grant date, subject to continued employment. 16,66614 10,000 12Granted 11/1/21 and vests annually over three years beginning with the grant date, subject to continued employment. 16,65015 9,990 13Unearned PSUs granted 11/1/21 subject to satisfying performance criteria and continued employment. 150,0005 90,000 14Granted 11/1/22 and vests annually over three years beginning with the grant date, subject to continued employment. 150,0006 90,000 15Unearned PSUs granted 11/1/22 subject to satisfying performance criteria and continued employment. Laura A. Nash 3,3331 2,000 16Granted 7/1/23 and vests annually over three years beginning with the grant date, subject to continued employment. 16,6663 10,000 17Unearned PSUs granted 11/1/22 subject to satisfying performance criteria and continued employment. 50,00016 30,000 18Market value calculated by multiplying the number of units shown in the table by $.60, the closing stock price value on March 31, 2024. 50,00017 30,000

© 2024 Quantum Corporation | | 82

(continued from prior page) Number of Shares or Units of Stock That Have Not Vested (#) Market Value of Shares or Units of Stock That Have Not Vested ($)18 Equity Incentive Plan Awards Name Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)18 Footnotes Henk Jan Spanjaard 3,3331 2,000 1Granted 10/1/21 and vests annually over three years beginning with the grant date, subject to continued employment. 10,0002 6,000 2Unearned PSUs granted 10/1/21 subject to satisfying performance criteria and continued employment. 13,3333 8,000 3Granted 7/1/22 and vests annually over three years beginning with the grant date, subject to continued employment. 75,0005 45,000 5Granted 1/1/24 and vests annually over three years beginning with the grant date, subject to continued employment. 75,0006 45,000 6Unearned PSUs granted 1/1/24 subject to satisfying performance criteria and continued employment. John Hurley - - - - 18Market value calculated by multiplying the number of units shown in the table by $.60, the closing stock price value on March 31, 2024.

© 2024 Quantum Corporation | | 83

The table below provides information on Fiscal 2024 restricted stock and RSU vesting for our named executive officers. There were no outstanding stock options held by our named executive officers, who did not exercise option awards in Fiscal 2024. Equity Incentive Plan Awards Name Number of Shares Acquired on Vesting Value Realized on Vesting1 ($) James J. Lerner 276,667 271,667 Kenneth P. Gianella 58,334 23,334 Brian E. Cabrera 99,168 113,683 Laura A. Nash 15,000 14,867 Henk Jan Spanjaard 26,666 9,367 John Hurley 141,666 112,750 1The amount reported is calculated by multiplying the number of vested shares by the market price of the underlying shares of Quantum’s common stock on the vesting date. Fiscal 2024 Options Exercised and Stock Vested

© 2024 Quantum Corporation | | 84

We maintain change of control agreements with all of our named executive officers, and their employment agreements provide for certain severance benefits in the event of a qualifying employment termination not associated with a change of control. While the Board approved some administrative updates to the agreements in Fiscal 2023, the material terms have remained unchanged since fiscal year 2019, and are explained in the following table. CEO Named Executive Officers Excluding CEO Involuntary Terminations in Connection with a Change of Control1 Total Cash 1.5x Salary + 1.5x Target Bonus 1.0x Salary + 1.0x Target Bonus Equity •Any outstanding stock-based compensation held as of the termination date and not subject to performance criteria automatically vests. •Any stock-based compensation subject to performance criteria based on the Company’s stock price, whether absolute or relative, will be deemed earned based on the actual stock price performance through the close of the change of control transaction. •Any stock-based compensation subject to performance criteria not based on the Company’s stock price will be deemed satisfied at target levels. COBRA If elected, Quantum will reimburse COBRA premiums for up to: •18 months for the CEO; and •12 months for other executives following the involuntary termination date or until the employee or eligible dependents are no longer eligible to receive continued COBRA coverage. Involuntary Terminations Outside of a Change of Control2 Total Cash Lump sum cash payment equivalent to 12 months of the then-annual base salary Lump sum cash payment equivalent to 6 months of the then-annual base salary Equity No accelerated vesting No accelerated vesting COBRA2 Monthly reimbursement equivalent to 12 months Monthly reimbursement equivalent to 6 months 1A Change of Control occurs for this purpose only if an investor becomes the direct or indirect beneficial owner of Company securities representing more than 50% of the total outstanding voting power. 2In the event the Company believes it cannot provide the COBRA benefits without potentially violating applicable law, after employment terminates the Company will provide a taxable monthly payment in an amount equal to the monthly COBRA premium required to continue coverage under the Company’s group health plan. 3The severance is subject to entering into a release of claims and all payments are provided subject to applicable taxes or other required withholdings. Potential Payments Upon Termination or Change of Control for Fiscal 2024

© 2024 Quantum Corporation | | 85

Fiscal 2024 Potential Severance Benefits Type of Benefit Potential Payments Upon Involuntary Termination Name Within 12 Months After a Change of Control ($) Not Associated with a Change of Control ($) James J. Lerner Cash Severance Payments 2,362,500 700,000 Vesting Acceleration1 599,859 - Continued Coverage of Employee Benefits2 43,388 28,926 Total Termination Benefits 3,005,747 728,926 Kenneth P. Gianella Cash Severance Payments 675,000 225,000 Vesting Acceleration1 339,970 - Continued Coverage of Employee Benefits2 27,324 13,662 Total Termination Benefits 1,042,294 238,662 Brian E. Cabrera Cash Severance Payments 690,000 230,000 Vesting Acceleration1 308,943 - Continued Coverage of Employee Benefits2 27,506 13,753 Total Termination Benefits 1,026,449 243,753 Laura A. Nash Cash Severance Payments 391,500 145,000 Vesting Acceleration1 71,999 - Continued Coverage of Employee Benefits2 27,506 13,753 Total Termination Benefits 491,005 158,753 Type of Benefit Potential Payments Upon Involuntary Termination Name Within 12 Months After a Change of Control ($) Not Associated with a Change of Control ($) Henk Jan Spanjaard Cash Severance Payments 702,696 167,566 Vesting Acceleration1 106,000 - Continued Coverage of Employee Benefits2 - - Total Termination Benefits 808,696 167,566 John Hurley Cash Severance Payments 570,000 190,000 Vesting Acceleration1 - - Continued Coverage of Employee Benefits2 36,000 18,000 Total Termination Benefits 606,000 208,000 1Reflects the aggregate market value of outstanding and unvested stock option grants, RSU awards, and PSU awards based on performance metrics other than common stock price. For unvested RSU and PSU awards, the aggregate market value is computed by multiplying $.60 by the number of unvested awards outstanding as of March 31, 2024. For purposes of vesting acceleration, any unvested PSU awards that have not satisfied performance criteria are included. We account for accelerated vesting or other modifications of stock-based awards in accordance with ASC 718. 2Assumes continued employee benefits coverage at the Fiscal 2024 COBRA premium rate for health, dental, and vision coverage, based on current enrollment selections.

© 2024 Quantum Corporation | | 86

The table below presents information relating to compensation plans under which we may issue shares of our common stock, as of March 31, 2024. Number of Shares to be Issued Upon Exercise of Outstanding Stock Options and Settlement of Outstanding Restricted Stock Options1 Weighted-Average Exercise Price of Outstanding Options Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) Plan Category (a) (b) (c) Equity Compensation Plans Approved by Shareholders2 3,068,732 - 10,769,4113 Equity Compensation Plans Not Approved by Shareholders4 294,116 - 767,547 Total 3,362,848 - 11,536,958 1Consists of 1,941,737 shares issuable upon settlement of RSUs that are not subject to performance conditions and the maximum payable 1,126,995 shares issuable upon settlement of performance-based RSUs. 2This category consists of the 2023 Plan and the ESPP. 3Consists of 6,681,745 shares of common stock that remained available for issuance under the 2023 Plan as of March 31, 2024 and 4,087,666 shares that remain available under the ESPP. Additional grants made since April 1, 2024 reduced the available balance under the 2023 Plan as of the Record Date to 5.112 million shares. 4This category contains only the Company’s 2021 Inducement Plan, available only for initial grants to newly-hired executive officers. Equity Compensation Plan Information

© 2024 Quantum Corporation | | 87

CEO Pay Ratio and Security Ownership of Certain Beneficial Owners and Management

CEO Pay Ratio

To calculate our Fiscal 2024 CEO pay ratio, we identified our median employee in Fiscal 2024 by:

•	Identifying all active Quantum employees on March 31, 2024.

•	Sorting all identified employees, excluding our CEO, by their total target cash compensation valued in United States dollars, which identified two median employees.

•	Selecting the median employee used for the pay ratio calculation based on the older hire date.

•	Comparing that employee’s total target cash compensation to Mr. Lerner’s total compensation earned in Fiscal 2024.

As of the Record Date, we employed 718 people globally, with 51% based in North America, 24% in Europe, the Middle East and Africa, and 25% in Asia Pacific.

Mr. Lerner’s total Fiscal 2024 as calculated in the Summary Compensation table was $890,261, while the total target cash compensation for the median employee on March 31, 2024 was $122,229. The ratio of these amounts is 7.3 to 1.

This ratio is a reasonable estimate calculated in a manner consistent with the U.S. Securities Exchange Act of 1934, Regulation S-K, Item 402(u). SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions, so the pay ratio we report may not be comparable to those reported by other companies.

Security Ownership of Certain Beneficial Owners and Management

The table that follows sets forth as of the Record Date, certain information regarding the beneficial ownership of the Company’s common stock by:

•	Each person the Company knows to beneficially own more than five percent of the outstanding shares of common stock.

•	Each of the Company’s current directors and director nominees.

•	Each of the Fiscal 2024 named executive officers.

•	All current directors and officers as a group.

Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 550, San Jose, California, 95110.

© 2024 Quantum Corporation | | 88

© 2024 Quantum Corporation | | 89

Name and Address Number of Shares Beneficially Owned1 Percent of Class2Shares Outstanding at the Record Date: 95,849,9385% or Greater Shareholders:Neuberger Berman Group LLC, 1290 Avenue of the Americas, New York, NY 101043 14,819,147 15.5%Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 926604 10,248,322 10.7%Long Focus Capital Management LLC, 207 Calle Del Parque A&M Tower, 8th Floor San Juan, PR 009125 9,160,819 9.6%ADK Soho Fund LP, 429 Lenox Avenue, Miami Beach, FL 331396 7,654,343 8.0%B. Riley Financial, Inc., 11100 Santa Monica Boulevard, Suite 800, Los Angeles, CA 900457 5,025,471 5.2%The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 193558 5,018,880 5.2%Directors, Director Nominees and Named Executive Officers:James J. Lerner9 2,138,125 2.2%Marc E. Rothman 297,625 *Yue Zhou (Emily) White 102,766 *Christopher D. Neumeyer - -Donald J. Jaworksi 73,498 *Hugues Meyrath 73,498 *Todd W. Arden - -John R. Tracy - -Kenneth P. Gianella 375,000 *Brian E. Cabrera10 430,192 *Laura A. Nash11 117,304 *Henk Jan Spanjaard12 127,778 *John Hurley 341,519 *All Current and Nominated Directors and Executive Officers as a Group (12 Holders) 3,735,786 3.9% © 2024 Quantum Corporation | | 93

© 2024 Quantum Corporation | | 90

© 2024 Quantum Corporation | | 94Footnotes1Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown asbeneficially owned by the shareholder.2Applicable percentage is based on 95,849,938 shares of common stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with SEC rules, based on factors including voting and share investment power. Common stock shares subject tooptions or warrants exercisable currently or within 60 days after the Record Date, and common stock shares deliverable upon settling RSUs that vest within 60 days after the Record Date, are considered beneficially owned by the holder. * Represents beneficial ownership of lessthan 1%.3According to a Schedule 13G/A filed on February 12, 2024 by Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Equity Funds, and Neuberger Berman Intrinsic Value Fund, and Neuberger Berman Group LLC have a shared votingpower of 12,029,681 shares and shared dispositive voting power of 14,819,147 shares. Neuberger Berman Investment Advisors LLC has shared voting power of 11,957,523 shares and shared dispositive voting power of 14,730,112 shares. Neuberger Berman Equity Fundsand Neuberger Berman Intrinsic Value Fund have a shared voting and dispositive power of 7,453,714 shares.4According to a Schedule 13D/A filed on July 14, 2023 by PIMCO, PIMCO beneficially owns and has dispositive power for 18,023,611 shares. The securities are held by certain funds and accounts for which the PIMCO serves as investment manager, advisor or sub-advisor,including (i) OC II FIE V LP, which holds 2,980,860 shares and warrants to purchase 6,525,289 shares and (ii) OC III LVS XL LP, which holds 7,267,462 shares and warrants to purchase 1,250,000 shares.5According to a Schedule 13G/A filed jointly on February 14, 2024 by Long Focus Capital Management, LLC, Long Focus Capital Master, LTD, Condagua, LLC, John B. Helmers, and A. Glenn Helmers (collectively, the “Long Focus Entities”), (i) John B. Helmers and Long FocusCapital Management LLC have shared voting and dispositive power with respect to 9,160,819 shares, and (ii) Long Focus Capital Master, Ltd. has shared voting and dispositive power with respect to 5,921,058 shares, and (iii) Condagua, LLC and A. Glenn Helmers have sharedvoting and dispositive power with respect to 3,239,761 shares. Long Focus Capital Management, LLC, John B. Helmers, and A. Glenn Helmers do not directly own any shares of common stock. A. Glenn Helmers controls Condagua, LLC. Pursuant to an investment managementagreement, Long Focus Capital Management, LLC maintains investment and voting power with respect to the shares of common stock held by Long Focus Capital Master, Ltd. John B. Helmers controls Long Focus Capital Management, LLC, and maintains investment andvoting power with respect to the shares of common stock held by Condagua, LLC.6According to a Schedule 13G/A filed on January 17, 2024 by ADK Soho Fund LP, ADK Capital LLC and Nat Klipper, ADK Soho Fund LP and ADK Capital LLC have sole voting and dispositive power with respect to 7,654,343 shares. Nat Klipper has sole voting and dispositivepower with respect to 9,309,935 shares. ADK Capital LLC serves as the general partner of ADK Soho Fund LP, which directly holds the shares and Nat Klipper serves as the Managing Member and the Managing Partner of ADK Soho Fund LP.7According to a Schedule 13D/A filed on August 8, 2022 by Bryant R. Riley, B. Riley Financial, Inc. (BRF), B. Riley Securities, Inc. (BRS), and BRF Investments, LLC (BRFI), Bryant R. Riley has a sole voting and dispositive power with respect to 925,515 shares of which (i) 832,729shares are held jointly with his wife, Carleen Riley, (ii) 12,614 shares are held as sole custodian for the benefit of Abigail Riley, (iii) 12,613 shares are held as sole custodian for the benefit of Eloise Riley, (iv) 12,615 shares are held as sole custodian for the benefit of SusanRiley, and (v) 54,944 shares are held as sole trustee of the Robert Antin Children Irrevocable Trust. Bryant R. Riley has a shared voting and dispositive power with respect to 4,099,956 shares held directly by BRS or BRFI. BRS beneficially owns directly 346,378 shares. BRF is theparent company of BRS. As a result, BRF may be deemed to indirectly beneficially own the shares held by BRS. BRFI beneficially owns directly 3,753,578 shares. BRF is the parent company of BRFI. As a result, BRF may be deemed to indirectly beneficially own the shares heldby BRFI. Bryant R. Riley disclaims beneficial ownership of the shares held by BRS and BRFI, or the Robert Antin Children Irrevocable Trust in each case except to the extent of his pecuniary interest therein.8According to a Schedule 13G filed on February 13, 2024 by The Vanguard Group, it has sole dispositive power with respect to 4,989,453 shares and shared dispositive power with respect to 29,427 shares.9Includes 233,217 shares of common stock that are deliverable in settlement of vested restricted stock units within 60 days of the Record Date.10Includes 58,305 shares of common stock that are deliverable in settlement of vested restricted stock units within 60 days of the Record Date.11Includes 25,000 shares of common stock that are deliverable in settlement of vested restricted stock units within 60 days of the Record Date.12Includes 6,666 shares of common stock that are deliverable in settlement of vested restricted stock units within 60 days of the Record Date.

Pay Versus Performance

As discussed in our Compensation Disclosure and Analysis, our executive compensation program is designed to reflect a strong focus on pay-for-performance to align our executives’ interests with those of our shareholders. As required by Item 402(v) of Regulation S-K, we are providing information about the relationship between executive “compensation actually paid” (CAP) computed in accordance with Item 402(v) of Regulation S-K and certain financial performance metrics of the Company.

The Committee considered the following pay versus performance disclosure in making its pay decisions for Fiscal 2024.

Tabular List of Performance Measures

While we utilize several performance measures to align executive compensation with our performance, not all of these measures are presented in the Pay Versus Performance table shown below.

We consider achievements related to the following metrics to be the most important links between performance and the compensation paid to our named executive officers for the most recently completed fiscal year:

Revenue	Operating Expenses	Gross Margin	Stock Price

			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs[3] ($)	Value of Initial Fixed $100 Investment Based on:
Fiscal Year[1]	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO[2] ($)			Company TSR[4] ($)	Peer Group TSR[5] ($)	Net Income ($) (in thousands)	Stock Price[6] ($)
2024	890,261	605,312	527,429	355,588	18	264	(41,286)	.60
2023	1,635,508	613,584	698,916	469,781	37	252	(18,368)	1.15
2022	2,526,902	(2,063,248)	1,437,464	467,884	73	269	38,355	2.27
2021	2,989,619	9,101,583	919,011	2,232,959	255	191	(35,459)	8.33
[1]

Mr. Lerner served as our Chief Executive Officer and our principal executive officer (PEO) through the entire reporting period. The named executive officers included in the non-PEO named executive officer (NEO) average for each year are as follows:

•     Fiscal 2024: Kenneth P. Gianella, Brian E. Cabrera, Laura A. Nash, Henk Jan Spanjaard, and John Hurley

•     Fiscal year 2023: Kenneth P. Gianella, Brian E. Cabrera, John Hurley, Lewis W. Moorehead, and J. Michael Dodson

•     Fiscal year 2022: J. Michael Dodson, Brian E. Cabrera, John Hurley, and Lewis W. Moorehead

•     Fiscal year 2021: J. Michael Dodson, Regan J. MacPherson, Elizabeth P. King, and Lewis W. Moorehead

[2]	See Table A for the explanation of adjustments to the Summary Compensation Table totals to derive CAP for Mr. Lerner as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Lerner during the applicable year.
[3]	See Table B for the explanation of adjustments to the Summary Compensation Table totals to derive the average CAP for our non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K.
[4]	Represents the Company’s common stock cumulative total shareholder return (TSR) on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal year 2020 (March 31, 2020) through the end of each applicable fiscal year in the table.
[5]	Represents the cumulative TSR of the S&P 500 Technology Hardware & Peripherals Index on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal year 2020 through the end of each applicable fiscal year in the table.
[6]	In Fiscal 2024 the Committee determined that the Company’s common stock price continues to be viewed as a key metric of our business performance and aligned with long term shareholder value creation. Values listed reflect the Company’s common stock price at market close on March 31 of each fiscal year, or the last day immediately before March 31 that was an open trading day.

© 2024 Quantum Corporation | | 91

Table A
	PEO
			Fiscal 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
	Summary Compensation Table – Total Compensation	(a)	890,261	$1,635,508	$2,526,902	$2,989,619
-	(Minus) Grant Date Fair Value of Equity Awards Granted in Fiscal year	(b)	$(186,000)	$(953,194)	$(1,939,820)	$(2,013,600)
+	Plus Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	(c)	$124,000	$768,870	$718,000	$4,652,000
+/-	Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(d)	$(222,949)	$(584,266)	$(2,100,796)	$2,418,732
+/-	Plus (Minus) Change in Fair Value as of Vesting Date for Which Application Vesting Conditions Were Satisfied During Fiscal year	(e)	-	$(253,333)	$(1,267,534)	$1,054,832
-	(Minus) Fair Value as of Prior Fiscal Year End That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(f)	-	-	-	-
=	Compensation Actually Paid		$605,312	$613,584	$(2,063,248)	$9,101,583
(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate grant date fair value of the stock awards and option awards granted to the PEO during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)	Represents the aggregate fair value as of the indicated fiscal year-end of the PEO's outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)	Represents the aggregate fair value as of the last day of the prior fiscal year of the PEO's stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

© 2024 Quantum Corporation | | 92

Table B
	NEO Average
			Fiscal 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
	Summary Compensation Table – Total Compensation	(a)	$527,419	$698,916	$1,437,464	$919,011
-	(Minus) Grant Date Fair Value of Equity Awards Granted in Fiscal year	(b)	$(110,213)	$(310,778)	$(684,225)	$(420,535)
+	Plus Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	(c)	$19,807	$238,218	$332,569	$966,038
+/-	Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(d)	$(81,425)	$(100,083)	$(475,494)	$526,285
+/-	Plus (Minus) Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal years for Which Application Vesting Conditions Were Satisfied During Fiscal year	(e)	-	$(56,493)	$(142,429)	$242,161
-	(Minus) Fair Value as of Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(f)	-	-	-	-
=	Compensation Actually Paid		$355,588	$469,781	$467,884	$2,232,959
(a)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(b)	Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

© 2024 Quantum Corporation | | 93

Description of Relationship Between Pay and Performance

The following graphs demonstrate the relationship between these defined variables for the periods covered in the Pay Versus Performance table:

●	The compensation actually paid to our named executive officers versus our total shareholder return.

●	The compensation actually paid to our named executive officers versus our net income.

●	The compensation actually paid to our named executive officers versus our common stock price.

Actual Compensation Paid vs. Total Shareholder Return	Actual Compensation Paid vs. Stock Price	Actual Compensation Paid vs. Net Income

© 2024 Quantum Corporation | | 94

© 2024 Quantum Corporation | | 95

Compensation Committee Report1

We, the Leadership and Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis within this proxy statement with Quantum’s management team. Based on such review and discussion, we have recommended to the Board that the CD&A be included as part of this proxy statement.

Submitted by the Leadership and Compensation Committee of the Board of Directors:

Donald J. Jaworski	Christopher D. Neumeyer	Marc E. Rothman
Chair

© 2024 Quantum Corporation | | 96

[1]This report shall not be deemed soliciting material or filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Report of the Audit Committee of the Board of Directors1

The Audit Committee of the Board of Directors oversees Quantum’s financial reporting process and internal control structure on behalf of the Board. Management is responsible for preparing and presenting the financial statements and ensuring their integrity and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed Quantum's Fiscal 2024 audited financial statements with management.

Quantum’s independent auditors are responsible for expressing an opinion regarding whether Quantum’s consolidated financial statements conform with generally accepted accounting principles and the effectiveness of the Company’s control over financial reporting.

The Audit Committee determined that it fulfilled its charter responsibilities during Fiscal 2024. Management represented to the Audit Committee that Quantum’s Fiscal 2024 consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed them with the Company’s independent registered public accounting firm (the Firm). This review included discussing with management the:

●	Quality and acceptability of Quantum’s accounting principles.

●	Reasonableness of significant estimates and judgments.

●	Clarity of disclosure.

The Audit Committee also reviewed with the Firm those matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and the SEC. The Firm provided the Audit Committee with the written disclosures and letter from auditors mandated by applicable PCAOB requirements, including the:

●	Independent accountant’s communications with the Audit Committee concerning independence; and

●	Firm’s own independence.

In reliance on these reviews and discussions and the report of the Firm, the Audit Committee has recommended to the Board, and the Board has approved, filing with the SEC the audited consolidated financial statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2024.

Submitted by the Audit Committee of the Board of Directors:

Marc E. Rothman	Donald J. Jaworski	Hugues Meyrath
Chair

© 2024 Quantum Corporation | | 97

[1]This report shall not be deemed soliciting material or filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

financial statements included in Quantum’s Quarterly Reports on Form 10-Q. In Fiscal 2024 and fiscal year 2023, GT audit fees include charges billed in GT’s capacity as the independent external auditor for Quantum’s subsidiary companies located in Malaysia.

Audit-Related Fees

Audit-related fees include the aggregate fees incurred for GT’s and Armanino LLP’s work related to our Fiscal 2023 filings of Registration Statements on Form S-3 and Form S-8, as well as the rights offering.

Tax Fees

Tax fees paid relate to tax consulting services.

Preapproval Policies and Procedures

The Audit Committee annually preapproves, on a general approval schedule, appropriate audit, audit-related, and tax services the Firm may perform for Quantum, in accordance with its policy and applicable legal requirements. The Audit Committee preapproved all Fiscal 2024 services to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from the Firm. The Audit Committee reviews and makes changes to the services listed on the general approval schedule annually and as otherwise necessary from time to time.

The Company must notify the Audit Committee when the Firm performs services expected to require more than ten billable hours of the Firm’s senior partner or equivalent time. The Company must also obtain specific engagement preapproval from the Audit Committee for all services to be performed by the Firm that are not specified on the general approval schedule. The Audit Committee receives all notices and requests regarding the Firm’s performance of services for the Company. The Audit Committee believes the Firm’s provision of services described above is compatible with maintaining the Firm’s independence from the Company.

© 2024 Quantum Corporation | | 98

[1]Includes $5,525 originally billed in MYR and converted to US based on treasury.gov published exchange rate for March 31, 2024.

[2]Originally billed in MYR and converted to US based on treasury.gov published exchange rate for March 31, 2023.

Independent Registered Public Accounting Firm As previously disclosed, Armanino LLP resigned as Quantum’s independentregistered public accounting firm on July 21, 2023 and was replaced by GrantThornton LLP.The Audit Committee has selected and recommends that our shareholders ratifyGT’s appointment as our independent registered public accounting firm for fiscalyear 2025. We expect representatives of GT to be present at the Annual Meeting.Independent Registered Public Accounting Firm Fees and ServicesThe following table details the fees billed by GT and Armanino LLP for Fiscal 2024and fiscal year 2023, including out of pocket expenses.Fees Paid to Grant Thornton LLP Fees Paid to Armanino LLPFiscal 2024Fiscal Year2023 Fiscal 2024Fiscal Year2023Audit Fees $1,702,7051 $7,4252 $310,736 $1,433,255Audit-RelatedFees- - - -Tax Fees - - 225,000 6,718Other Fees - - 54,370 -Total $1,702,705 $7,425 $590,106 $1,439,973Audit FeesAudit fees include the aggregate fees incurred for auditing Quantum’s annualconsolidated financial statements and reviewing the quarterly consolidated

Related Party Transactions

Quantum is or may be a party to individual and repeating or similar transactions since the beginning of Fiscal 2024, in which:

●	The amounts involved exceeded or may exceed $120,000; and

●	Certain related parties had or will have a direct or indirect material interest.

The Audit Committee has the primary responsibility for reviewing and approving these transactions (Related Party Transactions). We have adopted a formal written policy providing that we may not enter into a Related Party Transaction without the Audit Committee’s consent.

Related parties include:

Executive Officers	Directors or Director Nominees	Beneficial Owners of More than 5% of our Common Stock	Immediate Family Members or Household Occupants of the People Just Identified	Any Entity in Which Any of Them Are Employed, a General Partner or Principal, or Has a 5% or Greater Beneficial Interest

In approving or rejecting any Related Party Transaction, the Audit Committee identifies and considers relevant and available facts and circumstances, including:

●	Whether the transaction terms are no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances.

●	The extent of the related party’s interest in the transaction.

The Audit Committee has determined that certain transactions will be considered preapproved, even if the value exceeds $120,000, when they involve:

Executive Officer Employment Agreements	Director Compensation	Transactions Generally Available to All Employees	All Holders of Common Stock Receiving the Same Benefits on a Pro-Rata Basis

Quantum’s Fiscal 2024 Related Party Transactions, to the extent they currently exist or are otherwise planned, are described below.

Employment and Indemnification Agreements

We have entered into employment agreements with certain of our current executive officers, described in Change of Control Severance Policy, Employment Agreements, and Severance Agreements. We have also executed indemnification agreements with certain of our current and former directors and officers. Those agreements, along with our Restated Certificate and Bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to applicable

© 2024 Quantum Corporation | | 99

exclusions described in those documents.

Equity Award Grants to Directors and Executive Officers

We have granted RSUs and PSUs as described under Corporate Governance, Compensation Discussion and Analysis, and Fiscal 2024 Compensation Tables.

Debt Refinancing

Over the course of Fiscal 2024, we entered into additional and amended debt financing agreements with our then-existing lenders.

On June 1, 2023, the Company entered into an amendment (Amendment) to its Term Loan Credit and Security Agreement dated August 5, 2021. Among other things, the Amendment advanced $15.0 million in additional term loan borrowings (2023 Term Loan) and incurred $0.9 million in original issuances discount and origination fees. According to the terms of the 2023 Term Loan, the applicable margin for any 2023 Term Loan designated as (a) an “ABR Loan” is 9.00% per annum and (b) a “SOFR Loan” is 10.00% per annum. In connection with the 2023 Term Loan, the Company issued warrants to purchase an aggregate of 1.25 million shares (Warrants) of our common stock, at an exercise price of $1.00 per share. The principal and payable in kind interest related to the Amendment which totaled $17.3 million as of March 31, 2024 are payable at maturity. The fair value of the Warrants was $1.2 million on the issue date and $0.6 million as of March 31, 2024.

The Amendment and the Warrants were entered into with certain entities affiliated with PIMCO, which is considered a related party due to Mr. Neumeyer’s service as a member of our Board while also a vice president and portfolio manager at PIMCO. The Audit Committee and the Company analyzed the transaction’s independence and fairness. Mr. Neumeyer recused himself from the Board’s approval of the refinancing.

Other Transactions

Other than as explained above, since April 1, 2023, we have not entered into any Related Party Transactions, nor are any currently proposed. We believe the terms of the transactions described above were comparable to those we could have obtained in arm’s-length negotiations with unrelated third parties.

Delinquent Section 16(a) Reports

Our directors and executive officers are required to file Quantum securities ownership reports on Form 4 with the SEC, and to provide us with copies. Based on the Form 4s we filed on behalf of our executive officers, our review of the Form 4s we otherwise received, and certain written representations that all required reports were filed, we believe that all of our directors and executive officers complied with the Form 4 reporting requirements applicable to them in Fiscal 2024, except for Form 4s for Messrs. Lerner, Gianella, Cabrera, and Spanjaard which were required to by filed by January 5, 2024 but were delayed until April 23, 2024 due to an administrative error related to implementing and configuring our new stock plan administration platform. A Form 4 for PIMCO was required to be filed by June 5, 2023, but was not filed until June 9, 2023. The Company is not aware of the reason for that delay.

© 2024 Quantum Corporation | | 100

© 2024 Quantum Corporation | | 101

General Information, Notice and Access, Record Date and Outstanding Shares, and Voting Procedures

General Information

These proxy materials are provided on behalf of the Board in connection with its solicitation of your proxy for use at the Annual Meeting. The date, time, and purpose of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders.

Notice and Access

To increase efficiency and reduce environmental impact, we have chosen to provide access to our proxy materials via the Internet.

Record Date and Outstanding Shares

Shareholders of record at the close of business on the Record Date are entitled to notice of, and vote at, the Annual Meeting. On June 20, 2024, 95,849,938 shares of Quantum common stock were issued and outstanding. The Company has no other voting securities entitled to vote at the Annual Meeting.

Voting Procedures

Cumulative Voting

Each share of common stock is entitled to one vote on matters other than electing directors. When voting on the election of directors, shareholders may cumulate their votes. Cumulative voting means that a shareholder may vote the total of their eligible shares multiplied by the number of the directors to be elected. For example, if you own 100 shares of common stock, and there are five directors to be elected at the Annual Meeting, you could cast a total of 500 votes among as many or as few of the five director nominees as you choose.

If you choose to cumulate your votes, you will need to submit a paper proxy card that explicitly states your written intent to do so. Contact your broker, bank, or nominee if you hold shares beneficially and wish to cumulate votes. You will not be able to submit cumulative voting instructions by telephone or the Internet.

If you vote by proxy or voting instruction card and sign your card without further instructions, Quantum proxy holders James J. Lerner, Kenneth P. Gianella, and Brian E. Cabrera may, in their sole discretion, cumulate and cast your votes in favor of electing some or all of the applicable director nominees, excluding any nominee for which you decline to vote or choose to abstain.

Submitting Proxies

Shareholders of record may submit proxies by Internet or telephone by following the instructions on the proxy card included with these materials. If you requested printed proxy materials, you should complete, sign, and date the enclosed proxy card and return it in the prepaid envelope provided. Shareholders who hold shares beneficially in street name may vote according to the instructions provided by their broker, bank, or nominee. Shareholders may also vote in person by attending the Annual Meeting while the polls are open.

Revocability of Proxies

Any person who gives a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

© 2024 Quantum Corporation | | 102

•	Filing with the Company’s Secretary before voting commences at the Annual Meeting a written notice of revocation dated later than the original proxy;

•	Properly executing to the Company’s Secretary before voting commences a later-dated proxy relating to the same shares; or

•	Voting on a later date via telephone, the Internet, or in person at the Annual Meeting.

Quorum and Abstentions

A majority of the shares of common stock issued and outstanding on the Record Date will constitute a quorum for conducting business at the Annual Meeting. Abstentions are counted for the purpose of determining the presence of a quorum.

Abstentions will have no effect on the outcome of proposals requiring approval by a majority of the votes cast. Abstentions will count as votes against proposals requiring approval by a majority of the shares present and entitled to vote.

Record holders of common stock held in brokerage accounts for clients who beneficially own the shares but do not provide voting instructions have the discretion to vote uninstructed shares on certain matters but not others. Accordingly, a broker who does not receiving voting instructions from a beneficial owner may vote on discretionary matters but not on those that are non-discretionary. Proposals 1 – 5 are non-discretionary. If your shares are held by a broker, you must provide them with voting instructions or your votes on Proposals 1 - 5 will not be counted.

Majority Voting Policy

The Board believes it is in Quantum’s and our shareholders’ best interests to maintain a majority voting policy regarding uncontested director elections, providing additional director accountability to our shareholders. A majority of votes cast (Majority) means that the number of shares voted for a director exceeds the number of votes cast against the director.

Shareholders may vote for, against, or abstain from voting on any proposal.

In an uncontested election, a director nominee will be elected to the Board if he or she receives a vote Majority. However, at any shareholders meeting for which:

•	The Corporate Secretary receives notice that a shareholder has nominated a candidate for election to the Board in compliance with our Bylaws; and

•	The nomination has not been withdrawn on or before the date ten days before we file our definitive proxy statement for the shareholders meeting, directors will be elected by a plurality of votes cast.

Proposal 1: Election of Directors requires Majority approval. If a director nominee does not receive a vote Majority, he or she will not be elected, creating a vacancy on the Board. Following the Annual Meeting, the Board may address the vacancy in accordance with the Company’s Bylaws.

All other proposals require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter. While Proposal 4 is advisory only, the Board considers shareholder input to be important and will take into account the outcome of the vote when evaluating future executive compensation programs.

© 2024 Quantum Corporation | | 103

Attending the Annual Meeting

All shareholders are cordially invited to attend the Annual Meeting remotely using the provided instructions. However, you are urged to submit your proxy in advance of the meeting. If you vote by ballot at the Annual Meeting, you will revoke any previous vote submitted. If you hold your shares through a broker, bank, or nominee, you will need to obtain their proxy prior to voting at the Annual Meeting.

You will be able to attend the Annual Meeting online and submit questions during the meeting. In order to attend, you must register in advance at www.viewproxy.com/QMCO/2024 before 11:59p.m. Eastern Time on August 14, 2024. You will then receive a registration confirmation including a unique link and password, which you will use to join the Annual Meeting. The unique link and password will enable you to attend, and vote at, the meeting (and any adjournments or postponements) with your control number.

Shares held in your name as the shareholder of record may be voted electronically at the Annual Meeting by visiting www.AALvote.com/QMCO and using the control number included on your proxy materials.

IT IS IMPORTANT TO PROMPTLY RETURN ALL PROXIES. THE BOARD URGES YOU TO VOTE VIA THE INTERNET OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY. IF YOU RECEIVED PRINTED MATERIALS, YOU MAY SIGN, DATE, AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY OR FEW SHARES OF COMMON STOCK YOU HOLD.

© 2024 Quantum Corporation | | 104

Householding, Solicitation, and Communicating with the Company

Householding

The SEC allows satisfying proxy material delivery requirements by householding, which occurs when a single proxy statement is delivered to two or more shareholders sharing the same address.

Quantum and some brokers may household proxy materials unless contrary instructions have been provided by at least one of the affected shareholders. If you would like to begin or end householding, please contact +1 (866) 612-8937. Registered shareholders may also contact Quantum Investor Relations at +1 (949) 224-3874, and beneficial owners holding shares in street name may contact their brokers. We will promptly deliver a separate copy of the proxy statement after receiving the request.

Each shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

Solicitation

Quantum will bear the cost of soliciting proxies, including preparing, assembling, hosting, printing, and mailing of the proxy materials.

The Company may also reimburse brokerage firms and other representatives of beneficial owners for their expenses in forwarding materials. Proxies may be solicited by certain of the Company’s directors and officers personally or by telephone, email, or other methods, without additional compensation. We have engaged Alliance Advisors LLC (Alliance) to assist with the soliciting proxies for an estimated fee of $15,000 plus expense reimbursement. We have agreed to indemnify Alliance against potential certain liabilities arising from our agreement with them.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE VOTE IN ACCORDANCE WITH EACH CARD TO ENSURE ALL SHARES OF YOUR COMMON STOCK ARE VOTED.

Communicating with the Company

If you would like to receive information about Quantum at no cost, please contact Quantum Corporation, Attn: Corporate Secretary, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Shareholders and other interested parties may also contact the Board, its Chair, or our directors individually or as a group by emailing quantum.board@quantum.com or by writing to them at the mailing address above. Communications intended specifically for the Chair or independent directors should be directed to the Chair’s attention.

Anyone wishing to contact the Board or its Chair, a committee member, or any of our independent directors regarding a concern about Quantum’s conduct or about questionable accounting, internal accounting controls, or auditing matters, may do so anonymously by toll-free telephone at +1 (800) 461-9330 or via the Internet at app.convercent.com/en-us/LandingPage/4e23dc2d-ab06-ec11-a983-000d3ab9f062.

The anonymous reporting resources are operated by Convercent, an external third-party vendor that has trained professionals to take reports in confidence and distribute them to the appropriate contacts for proper handling. Reports received will be addressed in an appropriate manner.

© 2024 Quantum Corporation | | 105

Shareholder Proposals for Our 2025 Annual Meeting

Shareholders may submit proposals for consideration at future shareholder meetings, including next year’s 2025 annual meeting. Any proposal submitted must meet the applicable requirements of Delaware law, the rules and regulations of the SEC, and contain the information specified in the Company’s Bylaws, in order to be eligible to be included in the proxy materials for, or to be brought before, the 2025 annual meeting. Proposals must be submitted in writing to the attention of the Corporate Secretary, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, California, 95110.

SEC regulations require that shareholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2025 annual meeting submit their proposal by March 4, 2025. These proposals must also comply with the SEC’s Exchange Act Rule 14a-8 shareholder proxy proposal submission rules. Proposals we receive after that date will not be included in the proxy statement.

A director nomination or shareholder proposal not included in the proxy statement for the 2025 annual meeting will not be eligible for presentation at the meeting unless the shareholder gives timely notice of the nomination or proposal. To be timely, our Bylaws provide that we must have received the shareholder’s notice not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mail our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Shareholders who wish to bring business before the 2025 annual meeting or to nominate a person for election as a director without being included in the 2025 proxy materials must submit their proposal no earlier than April 18, 2025 and no later than May 18, 2025. Shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Quantum’s director nominees must provide the Company with required notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 16, 2025.

© 2024 Quantum Corporation | | 106

© 2024 Quantum Corporation | | 107

Exhibit A

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Quantum Corporation

Quantum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 28, 1987. The most recent Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 8, 2007, as amended by the Certificate of Amendment filed with the Secretary of State of Delaware on April 17, 2017, the Certificate of Amendment filed with the Secretary of State of Delaware on November 6, 2017, and the Certificate of Amendment filed with the Secretary of State of Delaware on August 19, 2022.

2.

This amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation.

3.	The first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation as presently in effect is amended and restated to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is 225,000,000, with a par value of $0.01 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 20,000,000, with a par value of $0.01 per share.

Upon the effectiveness of the certificate of amendment first inserting this paragraph (the “Effective Time”), each five (5) to twenty (20) shares of Common Stock issued as of immediately prior to the Effective Time shall be automatically combined into (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, the exact ratio within the five (5) to twenty (20) range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, subject to any elimination of fractional share interests.”

4.	On [_____], the Board of Directors of the Corporation determined that each [_____] ([_____]) shares of the Corporation’s Common Stock, par value of $0.01 per share, issued as of immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value of $0.01 per share. The Corporation publicly announced this ratio on [_____], 2024.

© 2024 Quantum Corporation | | 108

5.	This certificate of amendment shall become effective at [_____] [_].m. (Eastern Time) on [_____], 2024.

6.	All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be signed by its duly authorized officer this [_____] day of [_____], 2024.

QUANTUM CORPORATION

By:
Brian E. Cabrera
Senior Vice President, Chief Administrative Officer, Chief Legal and Compliance Officer, and Corporate Secretary

© 2024 Quantum Corporation | | 109

Exhibit B

2023 Long-Term Incentive Plan

As Amended through June 27, 2024

1.           Purposes of the Plan; Award Types. The purposes of this Plan are to attract, retain and incentivize the best available personnel for positions of substantial responsibility, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, and Performance Awards.

2.            Definitions. As used herein, the following definitions will apply:

(a)            “Administrator” has the meaning set forth in Section 4(a) of the Plan.

(b)            “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)            “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity- based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)            “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

(e)            “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)           “Board” means the Board of Directors of the Company.

(g)            “Change in Control” means the occurrence of any of the following events:

 (i)            A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition if the additional stock will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

 (ii)            A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)            A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be deemed a Change in Control (x) unless the transaction qualifies as a change in control event within the meaning of Section 409A, or (y) if its primary purpose is to (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)          “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4(a) of the Plan.

(j)          “Common Stock” means the common stock of the Company.

(k)         “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.

(l)          “Company Group” means the Company, any Parent or Subsidiary of the Company, and any Affiliate.

(m)        “Consultant” means any person engaged by a member of the Company Group to render bona fide services to such entity. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(n)          “Director” means a member of the Board.

(o)         “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)        “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by a Restricted Stock Unit (including a Restricted Stock Unit granted as a Performance Award) held by such Participant.

(q)         “Effective Date” has the meaning provided in Section 18 of the Plan.

© 2024 Quantum Corporation | | 110

(r)           “Employee” means any person, including officers and Directors, employed by the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(s)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)            “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity selected by the Administrator (excluding for bona fide estate planning purposes as approved by the Administrator), and/or (iii) the exercise price of an outstanding Award is reduced (for example, the downward “repricing” of an underwater stock option). The term Exchange Program excludes any action permitted under Section 13 of the Plan. The Administrator will determine the terms and conditions of any Exchange Program in its discretion, but only to the extent permitted by the Company’s stockholders.

(u)           “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in the Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)            In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday, or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (i) or (ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the Fair Market Value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, Fair Market Value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of Fair Market Value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(v)             “Fiscal Year” means the fiscal year of the Company.

(w)            “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(x)            “ISO Limit” has the meaning provided in Section 3(c) of the Plan.

(y)            “Maximum Share Limit” has the meaning provided in Section 3(a) of the Plan.

(z)            “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa)           “Option” means a stock option granted pursuant to the Plan.

(bb)           “Outside Director” means a Director who is not an Employee or Consultant.

(cc)           “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)           “Participant” means the holder of an outstanding Award.

(ee)           “Performance Award” means an Award granted pursuant to Section 10 of the Plan which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares, or other securities or a combination of the foregoing.

(ff)             “Plan” means this 2023 Long-Term Incentive Plan.

(gg)          “Prior Plan” means the Quantum Corporation Amended and Restated 2012 Long-Term Incentive Plan.

(hh)           “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii)              “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value (of one Share or a cash amount), granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)              “Section 409A” means Section 409A of the Code.

(kk)            “Securities Act” means U.S. Securities Act of 1933, as amended.

(ll)              “Service Provider” means an Employee, Director or Consultant. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be a Service Provider and the effective date of such individual’s status as, or cessation of status as, a Service Provider. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(mm)          “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(nn)           “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(oo)          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp)           “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company Group or with which a member of the Company Group combines.

(qq)           “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (ii) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (iii) any other Company (or Affiliate) taxes or social insurance liabilities the

© 2024 Quantum Corporation | | 111

responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

(rr)        “Trading Day” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.

3.            Stock Subject to the Plan.

(a)          Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan regarding adjustments, the maximum aggregate number of Shares that may be issued under the Plan is 5,000,000 plus (i) any Shares that, as of the date stockholders initially approve the Plan (which was September 12, 2023, the “Approval Date”), have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, and (ii) any Shares subject to awards granted under the Prior Plan that, after the Approval Date (x) expire or otherwise terminate without having been vested or exercised in full, (y) are forfeited to or repurchased by the Company due to failure to vest, and (z) would have, but for the termination of the Prior Plan, again become available for future use under the terms of the Prior Plan (the “Maximum Share Limit”). Notwithstanding the foregoing, the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) of the prior sentence shall be equal to 5,957,921 Shares. The Shares may be authorized but unissued Common Stock, or Common Stock issued and then reacquired by the Company.

(b)           Share Recycling.

(i)        If an Option or SAR expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Exchange Program, the unpurchased Shares subject to the Option or SAR will become available for future issuance under the Plan. Upon exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan.

(ii)       Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that unvested Shares issued pursuant to Awards that are reacquired by the Company or are forfeited to the Company due to failure to vest will become available for future issuance under the Plan.

(iii)      Shares used to pay the exercise price or purchase price of an Award will not become available for future grant and/or sale under the Plan. Shares purchased in the open market with proceeds from Option exercises will not become available for issuance under the Plan.

(iv)      Shares used to satisfy the Tax Obligations related to an Award of Restricted Stock or Restricted Stock Units will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations under an Option or SAR will not become available for future grant or sale under the Plan.

(v)     If any portion of an Award is paid to a Participant in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(c)           Incentive Stock Option Limit. Subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the Maximum Share Limit.

(d)          Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Maximum Share Limit (nor will Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

(e)          Reservation of Shares; Fractional Shares. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under the Plan (exclusive of any obligations to the extent the Company has the right to settle such rights in cash). Unless the Administrator provides otherwise, no fractional Shares shall be issuable pursuant to the exercise or settlement of Awards under the Plan. The Administrator shall also have the authority to determine whether fractional Shares shall be rounded down or a cash payment shall be made in lieu of fractional Shares.

4.             Administration of the Plan.

(a)           Administrator. The Plan will be administered by the Board or a Committee consisting of two or more directors of the Company (the “Administrator”). The Board will retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated. In addition, to the extent required by the Board, the composition of a Committee responsible for administering the Plan will satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Exchange Act.

(b)           Delegation. To the extent permitted by Applicable Laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award. This delegation may be revoked at any time by the Administrator.

(c)            Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, any limitations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to construe and interpret the terms of the Plan and make any determinations and perform any actions deemed necessary or advisable to administer the Plan, including:

(i)         to determine the Fair Market Value;

(ii)       to select the Service Providers to whom Awards may be granted hereunder;

(iii)       to determine the number of Shares to be covered by each Award granted hereunder;

(iv)      to approve forms of Award Agreements for use under the Plan;

© 2024 Quantum Corporation | | 112

(v)          to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the method of payment for Shares purchased under any Award, the method for satisfaction of any Tax Obligation arising in connection with an Award, the time or times when Awards may be exercised or settled (which may be based on performance criteria), whether an Award will be settled in Shares, cash or a combination thereof, any vesting acceleration or waiver of forfeiture restrictions, and any restriction, limitation or requirement regarding any Award or the Shares relating to an Award (for example, any holding period or ownership requirement);

(vi)         to institute and determine the terms and conditions of any Exchange Program with the consent of the Company’s stockholders;

(vii)        to establish, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying or facilitating compliance with applicable foreign laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)        to interpret, modify or amend each Award (subject to Section 19 of the Plan);

(ix)       to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 16 of the Plan;

(x)          to delegate ministerial duties to any of the Company’s employees, and to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xi)        to allow a Participant, in compliance with all Applicable Laws (including Section 409A), to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii)       to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xiii)       to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, including in connection with Section 15 of the Plan, provided that, unless prohibited by Applicable Laws, such suspension not in connection with a transaction described under Section 15 of the Plan shall be lifted not less than ten (10) Trading Days before the last date that the Award may be exercised;

(xiv)       to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award deemed necessary or advisable for administering the Plan.

(d)           Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by Applicable Law.

5.             Eligibility and Award Limitations.

(a)          Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or Parent or Subsidiary of the Company.

(b)           Fiscal Year Limit on Employee/Consultant Awards. Subject to adjustment as provided in Section 13 of the Plan, during any Fiscal Year, no Employee or Consultant will be granted:

(i)          Options and/or SARs (including Performance Awards structured as Options or SARs) covering more than a total of 1,000,000 Shares; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted Options and/or SARs covering an additional 1,000,000 Shares in the Fiscal Year in which his or her service first commences;

(ii)          Restricted Stock and/or Restricted Stock Units (including Performance Awards structured as Restricted Stock or Restricted Stock Units) covering more than 750,000 Shares; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted Restricted Stock or Restricted Stock Units covering up to a total of 750,000 additional Shares in the Fiscal Year in which his or her service first commences; and

(iii)         Cash-denominated Performance Awards having an initial value greater than $10,000,000; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted additional cash- denominated Performance Awards in the Fiscal Year in which his or her service first commences having an initial value no greater than an additional $10,000,000.

(c)           Fiscal Year Limit on Outside Director Awards. Subject to adjustment as provided in Section 13 of the Plan, no Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of applying the preceding limit.

6.           Stock Options.

(a)         Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share exercise price, its expiration date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b)         Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)         Option Exercise Price and Consideration.

(i)                                  Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)     In the case of an Incentive Stock Option

(A)                                                                    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)                                                                    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)                                            In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

© 2024 Quantum Corporation | | 113

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)            Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)         Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d)           Exercise of Option.

(i)            Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend, Dividend Equivalent or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)            Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Award Agreement, this Plan or the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)           Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)            Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e)            Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until thirty (30) days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 15 of the Plan relating to a merger or Change in Control, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) of the Plan relating to legal compliance and (y) its expiration date.

(f)            Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. If for any reason an Option (or portion thereof) designated as an Incentive Stock Option shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan. Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(g)            No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

7.             Restricted Stock.

(a)            Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any vesting requirements (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.

(b)            Transferability. Except as provided in this Section 7 or Section 12 of the Plan, or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).

(c)            Escrow; Other Restrictions. Restricted Stock may be granted with or without any vesting requirements (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested. The Administrator, in its sole discretion, may impose prior to grant, such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate. Unless the Administrator determines otherwise, the Company as escrow agent will hold

© 2024 Quantum Corporation | | 114

Shares of Restricted Stock until the restrictions on such Shares, if any, have lapsed. Shares of Restricted Stock will be released from escrow as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine.

(d)         Voting Rights. During the vesting period, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(e)          Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Any such dividends or other distributions credited/payable in connection with Shares of Restricted Stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying Award and will not be paid until the underlying Award vests. At the Administrator’s discretion, the Restricted Stock Award Agreement may require that the holder of Restricted Stock invest any cash dividends received in additional Shares of Restricted Stock. Such additional Shares of Restricted Stock shall be subject to the same conditions as the Award with respect to which the dividend was paid. Shares of Restricted Stock may not receive Dividend Equivalents.

(f)           Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

8.            Restricted Stock Units.

(a)          Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award and such other terms and conditions as the Administrator determines.

(b)          Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(c)          Form and Timing of Payment. Payment of vested Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(d)          Voting Rights. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(e)          Dividend Equivalent Rights. An award of Restricted Stock Units may, at the Administrator’s discretion, include a right to Dividend Equivalents. Such right, if awarded, entitles the Participant to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of Dividend Equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend Equivalents may also be converted into additional Restricted Stock Units at the Administrator’s discretion. Dividend Equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the Dividend Equivalents pertain. Prior to distribution, any Dividend Equivalents shall be subject to the same conditions and restrictions (including any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of Dividend Equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest will be forfeited. Any entitlement to Dividend Equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A of the Code.

(f)           Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

9.            Stock Appreciation Rights.

(a)           Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share exercise price, its expiration date, and such other terms and conditions as the Administrator determines.

(b)           Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Until Shares are issued in respect of a Stock Appreciation Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right.

(c)           Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(a) of the Plan relating to the maximum term and Sections 6(c) and 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

(d)           Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)           The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)            The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.            Performance Awards.

(a)           Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the period during which any performance objectives or other vesting provisions will be measured (the “Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award’s threshold, target, and maximum payout values (as applicable) will be established by the Administrator on or before the grant date of the Award.

(b)          Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Shares or value of the payout for the Performance Award. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (such as Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Performance Awards that are Restricted Stock Units may contain Dividend Equivalent rights, subject to the provisions of Section 8(e) of the Plan.

(c)           Earning Performance Awards. After the applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout of the number of Shares or cash, as applicable, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.

(d)           Form and Timing of Payout. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value,

© 2024 Quantum Corporation | | 115

or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of grant (unless otherwise provided in the Award Agreement).

(e)            Cancellation of Awards. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to a Performance Award will be forfeited to the Company, and, subject to Section 3 of the Plan, again will be available for grant under the Plan.

11.          Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any such unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any member of the Company Group. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.          Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative). If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.          Capitalization Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Section 5 of the Plan. Adjustments to Awards and the grant of new Awards (including, but not limited to, substitute Awards) under this Section 13 will not count against the per person numerical Share or dollar limits in Section 5 of the Plan. Any fractional share resulting from an adjustment pursuant to this Section 13 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award.

14.          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

15.           Merger or Change in Control.

(a)            General. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control (a “Transaction”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section) without a Participant’s consent, including that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof). The Administrator will not be required to treat all Awards or portions thereof similarly in the Transaction.

(b)           Continuation or Assumption. An Award will be considered assumed if, following the Transaction, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the

Transaction is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction. An Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c)           Non-Continuation. In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in (and have the right to exercise) all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(d)           Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Awards, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.           Tax Matters.

(a)           Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

(b)           Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (i) paying cash, check, or other cash equivalents, (ii) having the Company withhold otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a Fair Market Value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a Fair Market Value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a member of the Company Group withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any a member of the Company Group, or (vii) such other consideration and method of payment to meet Tax Obligations as the Administrator may determine to the extent permitted by Applicable Laws. In all instances, the satisfaction of the Tax Obligations will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is

© 2024 Quantum Corporation | | 116

applicable or appropriate with respect to the Tax Obligation calculation, and will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding.

(c)         Compliance With Section 409A. Unless the Administrator determines that compliance with Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Section 409A(a)(1)(B) so that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.

17.           Other Plan Terms.

(a)           Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports, and proxy statements).

(b)           No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(c)           Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

(d)           Interpretation and Construction. Captions and titles contained in the Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes,” and “including” when used in the Plan shall be deemed in each case to be followed by the words “without limitation.”

(e)           Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.          Term of the Plan. Unless earlier terminated by the Board, the Plan will become effective July 25 , 2023 (the “Effective Date”), subject to stockholder approval as provided in Section 22 of the Plan, and will remain in effect until the tenth anniversary of the Effective Date unless terminated earlier under Section 19 of the Plan.

19.           Amendment and Termination.

(a)           Amendment and Termination of the Plan. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)           Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)           Consent of Participants Generally Required. Subject to subsection (d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the

Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(d)           Exceptions to Consent Requirement. A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension, or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension, or termination taken as a whole does not materially impair the Participant’s rights. Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s rights if such amendment is done (i) in a manner specified by the Plan, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Section 409A(a)(1)(B), or (v) to comply with other Applicable Laws.

20.           Conditions Upon Issuance of Shares.

(a)           Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including upon exercise or vesting, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b)           Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.           Forfeiture Events.

(a)           All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award, and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

(b)           Unless this Section is specifically mentioned and waived in an Award Agreement or other document, no reduction, forfeiture, or recoupment of compensation under a Company clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

22.           Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

© 2024 Quantum Corporation | | 117

© 2024 Quantum Corporation | | 118

© 2024 Quantum Corporation | | 119

Quantum Corporation Annual Meeting of Shareholders – August 15, 2024 at 8:30 a.m., Pacific Time This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies heretofore granted, hereby appoints James J. Lerner, Kenneth P. Gianella, and Brian E. Cabrera, and each of them, as proxies, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent and to vote all of the shares of common stock of Quantum Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 a.m., Pacific Time, on August 15, 2024 and any adjournment or postponement thereof. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at http://www.viewproxy.com/QMCO/2024 by 11:59 p.m., Eastern Time, on August 14, 2024. On the day of the Annual Meeting and at any adjournment or postponement thereof, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Where no direction is given, the shares represented by this proxy will be voted FOR each nominee in Proposal 1 and FOR Proposals 2, 3, 4 and 5 in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Annual Meeting and any adjournments and postponements thereof. Unless you specifically instruct otherwise, this proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors except for nominees for whom you have voted "Against" or "Abstain", in accordance with the instruction of the Board of Directors. At the Annual Meeting, unless you specifically instruct otherwise, the Board of Directors will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of the Company's director nominees, and will provide instructions as to the order of priority of our nominees in the event that fewer than all of our nominees are elected. If any nominee named on the reverse side for good cause will not serve or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Cumulative Voting Instructions (Mark the corresponding box on the reverse side): (If you noted cumulative voting instructions, please check the corresponding box on the reverse side.) PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be marked, dated, and signed on the other side) • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on August 15, 2024: The Notice, Proxy Statement, and Annual Report on Form 10-K are available at www.viewproxy.com/QMCO/2024

Please mark your votes like this . The Board of Directors recommends that you vote FOR each nominee in Proposal 1 and FOR Proposals 2, 3, 4 and 5: Proposal 1. Election of seven directors to serve for a term expiring at the 2025 annual meeting of shareholders or until their successors are duly qualified and elected. NOMINEES: FOR AGAINST ABSTAIN (1) James J. Lerner . . . (2) Todd W. Arden . . . (3) Donald J. Jaworski . . . (4) Hugues Meyrath . . . (5) Christopher D. Neumeyer . . . (6) John R. Tracy . . . (7) Yue Zhou (Emily) White . . . DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) . CONTROL NUMBER Unless otherwise specified, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and allocate them among director nominees for which you do not vote "Against" or "Abstain." To provide specific directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific board nominee or nominees as explained in the proxy statement or to withhold authority to cumulate votes, mark the box to the right and write your instructions on the reverse side. If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and number of votes to be given to such Board nominee. You may not cumulate votes "Against" a nominee. . The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each nominee in Proposal 1 and FOR Proposals 2, 3, 4 and 5. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy are authorized to vote in their discretion. Proposal 2. Approval of an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued shares of our common stock at a ratio ranging from 1 share-for-5 shares up to a ratio of 1 share-for-20 shares, with the exact ratio to be selected by the Board of Directors and set forth in a public announcement. FOR . AGAINST . ABSTAIN . Proposal 3. Approval of an amendment to the Quantum Corporation 2023 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 5,000,000 shares. FOR . AGAINST . ABSTAIN . Proposal 4. Approval of the compensation of our named executive officers, on a non-binding advisory basis. FOR . AGAINST . ABSTAIN . Proposal 5. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending March 31, 2025. FOR . AGAINST . ABSTAIN . Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name, by authorized officer. • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone, or when voting during the Virtual Annual Meeting. Proxies transmitted by Internet or Telephone must be submitted prior to 11:59 p.m., Eastern Time, on August 14, 2024. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/QMCO Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone:Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided.